                                                                     Exhibit 2.1

================================================================================

                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                      CHAMBERS DELAWARE ACQUISITION COMPANY

                                       AND

                              CHAMBERS BELT COMPANY

                                       AND

                      STOCKHOLDERS OF CHAMBERS BELT COMPANY

                           DATED AS OF APRIL 18, 2005

================================================================================

                                TABLE OF CONTENTS

ARTICLE I - DEFINITIONS...................................................................    1
         Section 1.01  Definitions........................................................    1
         Section 1.02  Rules of Construction..............................................   11

ARTICLE II - BASIC TRANSACTION............................................................   12
         Section 2.01  Purchase and Sale of Assets........................................   12
         Section 2.02  Assumption of Certain Liabilities..................................   14
         Section 2.03  Purchase Price.....................................................   17
         Section 2.04  Delivery of Minimum Target Working Capital.........................   18
         Section 2.05  Contingent Additional Consideration................................   19
         Section 2.06  Working Capital and Contingent Additional Consideration Disputes...   21
         Section 2.07  Closing............................................................   21
         Section 2.08  Deliveries at Closing..............................................   21
         Section 2.09  Allocation.........................................................   23

ARTICLE III - REPRESENTATIONS AND WARRANTIES BY SELLER AND THE STOCKHOLDERS...............   24
         Section 3.01  Organization and Authority of Seller...............................   24
         Section 3.02  Authorization of Transaction.......................................   25
         Section 3.03  Non-Contravention..................................................   25
         Section 3.04  Brokers' Fees......................................................   25
         Section 3.05  Assets.............................................................   25
         Section 3.06  No Subsidiaries....................................................   26
         Section 3.07  Financial Information..............................................   26
         Section 3.08  Events Subsequent to Most Recent Balance Sheet Date................   27
         Section 3.09  Undisclosed Liabilities............................................   29
         Section 3.10  Legal Compliance...................................................   29
         Section 3.11  Tax Matters........................................................   29
         Section 3.12  Leased Real Property...............................................   31
         Section 3.13  Intellectual Property..............................................   34
         Section 3.14  Tangible Assets....................................................   37
         Section 3.15  Inventory..........................................................   37
         Section 3.16  Mexican Operations.................................................   38
         Section 3.17  Contracts..........................................................   38
         Section 3.18  Notes and Accounts Receivable......................................   40
         Section 3.19  Powers of Attorney and Bank Accounts...............................   40
         Section 3.20  Insurance..........................................................   40
         Section 3.21  Litigation.........................................................   41
         Section 3.22  Product Warranty...................................................   41
         Section 3.23  Product Liability..................................................   42
         Section 3.24  Employees..........................................................   42
         Section 3.25  Employee Benefits..................................................   43
         Section 3.26  Guaranties.........................................................   44
         Section 3.27  Environmental, Health, and Safety Matters..........................   44
         Section 3.28  Relationships With Related Parties.................................   45

         Section 3.29  Licensors, Manufacturers, Customers and Suppliers...........................................   45
         Section 3.30  Compliance With the Foreign Corrupt Practices Act and Export Control and Antiboycott Laws...   46
         Section 3.31  Investment Representations..................................................................   46
         Section 3.32  Disclosure..................................................................................   47

ARTICLE IV - BUYER'S REPRESENTATIONS AND WARRANTIES................................................................   48
         Section 4.01  Organization of Buyer.......................................................................   48
         Section 4.02  Authorization of Transaction................................................................   48
         Section 4.03  Non-Contravention...........................................................................   48
         Section 4.04  SEC Documents...............................................................................   49
         Section 4.05  Brokers' Fees...............................................................................   49

ARTICLE V - PRE-CLOSING COVENANTS..................................................................................   49
         Section 5.01  General.....................................................................................   49
         Section 5.02  Certain Consents and Notices................................................................   49
         Section 5.03  Leased Real Property........................................................................   50
         Section 5.04  Preservation and Operation of Business......................................................   50
         Section 5.05  Employees...................................................................................   53
         Section 5.06  Full Access and Cooperation.................................................................   54
         Section 5.07  Internal Financial Statements...............................................................   54
         Section 5.08  Continued Effectiveness of Representations and Warranties...................................   54
         Section 5.09  Exclusivity.................................................................................   55
         Section 5.10  Mexican Operations..........................................................................   55
         Section 5.11  Pay-Off Letter..............................................................................   55
         Section 5.12  Prepayment; Releases........................................................................   55
         Section 5.13  Sales Tax Compliance Certificates...........................................................   56
         Section 5.14  Financing...................................................................................   56
         Section 5.15  Conveyance Taxes............................................................................   56
         Section 5.16  Stockholder Voting Obligations..............................................................   56

ARTICLE VI - CONDITIONS TO OBLIGATION TO CLOSE.....................................................................   56
         Section 6.01  Conditions to Buyer's Obligation............................................................   56
         Section 6.02  Conditions to Seller's Obligation...........................................................   59

ARTICLE VII - TERMINATION..........................................................................................   60
         Section 7.01  Termination of Agreement....................................................................   60
         Section 7.02  Effect of Termination.......................................................................   60

ARTICLE VIII - POST-CLOSING COVENANTS..............................................................................   60

         Section 8.01  Collection of Accounts...............................   60
         Section 8.02  After-Acquired Assets................................   61
         Section 8.03  Intellectual Property Rights.........................   61
         Section 8.04  Returned Inventory...................................   61
         Section 8.05  Further Assurances; Cooperation and Assistance.......   61
         Section 8.06  Nondisclosure........................................   62
         Section 8.07  Non-Competition......................................   62
         Section 8.08  Securities Law Restrictions..........................   63
         Section 8.09  Operations During the Contingent Earn-Out Periods....   64

ARTICLE IX - SURVIVAL; INDEMNIFICATION......................................   65
         Section 9.01  Expiration of Representations and Warranties.........   65
         Section 9.02  Indemnification by Seller and Stockholders...........   65
         Section 9.03  Indemnification by Buyer.............................   68
         Section 9.04  Notice of Claims.....................................   68
         Section 9.05  Opportunity to Defend Third Party Claims.............   69
         Section 9.06  Limitation of Liability of Seller and Stockholders...   70
         Section 9.07  Limitation of Liability of Buyer.....................   71
         Section 9.08  Right of Set-Off.....................................   71
         Section 9.09  Indemnity Payments, etc..............................   72
         Section 9.10  Escrow...............................................   72
         Section 9.11  Exclusivity..........................................   72

ARTICLE XI - MISCELLANEOUS..................................................   72
         Section 10.01  Press Releases and Public Announcements.............   72
         Section 10.02  No Third-Party Beneficiaries........................   73
         Section 10.03  Entire Agreement....................................   73
         Section 10.04  Succession and Assignment...........................   73
         Section 10.05  Counterparts........................................   73
         Section 10.06  Headings............................................   73
         Section 10.07  Notices.............................................   73
         Section 10.08  Governing Law.......................................   74
         Section 10.09  Amendments and Waivers..............................   74
         Section 10.10  Severability........................................   75
         Section 10.11  Expenses............................................   75
         Section 10.12  Construction........................................   75
         Section 10.13  Incorporation of Exhibits and Schedules.............   75
         Section 10.14  Specific Performance................................   75
         Section 10.15  Submission to Jurisdiction..........................   76
         Section 10.16  Sellers' Agent......................................   76

                                LIST OF EXHIBITS

Exhibit A       -    Assignment and Assumption of Contracts
Exhibit A-1     -    Assignment and Assumption of Leases
Exhibit B       -    Assignment of Intellectual Property
Exhibit C       -    Bill of Sale
Exhibit D-1     -    Employment Agreement

Exhibit D-2     -    Specific Terms of Employment Agreements
Exhibit E       -    Escrow Agreement
Exhibit F       -    New Maquila Contract
Exhibit G-1     -    Non-Competition Agreement
Exhibit G-2     -    Specific Terms of Non-Competition Agreements
Exhibit H       -    Contingent Additional Consideration Statement
Exhibit I       -    Opinion Letter of Seller's Counsel
Exhibit J       -    Opinion Letter of Buyer's Counsel
Exhibit K       -    Form of Closing Working Capital Statement
Exhibit L       -    Stockholders' Pro Rata Shares and Addresses
Exhibit M            Registration Rights Agreement

                                LIST OF SCHEDULES

Schedule 1.01             -    Calculation of Phoenix Short Term Incentive
                               Plan for Two Months Ending February 28, 2005
Schedule 2.01(a)(i)       -    List of Tangible Personal Property
Schedule 2.01(a)(v)       -    List of Assigned Contracts
Schedule 2.01(a)(vii)     -    List of all Customer and Industry Approvals
                               and/or Certifications
Schedule 2.01(b)          -    Excluded Assets
Schedule 3.01(a)          -    List of Seller's Authorized Jurisdictions
Schedule 3.01(b)          -    List of Duly Elected Officers and Directors
                               of Seller
Schedule 3.03(a)          -    List of Contracts Requiring Consents
Schedule 3.03(b)          -    List of Required Governmental Authorizations
Schedule 3.05(a)          -    List of Existing Liens
Schedule 3.05(b)          -    Seller's Booked and Confirmed Orders
Schedule 3.07             -    Revised Fiscal 2005, 2006 and 2007 Budgets
Schedule 3.10             -    List of Permits, Licenses, Etc.
Schedule 3.11             -    List of Income Tax Returns
Schedule 3.12(b)          -    List of Leased Real Property
Schedule 3.12(i)          -    List of Seller's Real Property Permits
Schedule 3.13(a)          -    List of Patents, etc.
Schedule 3.13(b)          -    List of Trademarks, etc.
Schedule 3.13(c)          -    List of Copyrights, etc.
Schedule 3.13(e)          -    List of IP Licenses
Schedule 3.13(f)(i)       -    Description of Computer System Used in the
                               Business
Schedule 3.13(f)(ii)      -    List of Commercial Software
Schedule 3.13(f)(iii)     -    List of IP Documents
Schedule 3.15(a)          -    List of Inventory Locations
Schedule 3.15(b)          -    List of Product Types and Product Lines
Schedule 3.17             -    List of Contracts
Schedule 3.19             -    List of Bank Accounts, etc.
Schedule 3.20             -    List of Insurance Policies
Schedule 3.22             -    Description of Product Warranties
Schedule 3.25(a)          -    List of Employee Benefit Plans
Section 3.27(b)           -    List of Environmental, Health and Safety
                               Government

                               Authorizations
Schedule 3.28(a)          -    Description of Related Party Relationships
Schedule 3.28(b)          -    Indebtedness with Affiliates

                            ASSET PURCHASE AGREEMENT

      This ASSET PURCHASE AGREEMENT (this "AGREEMENT") is entered into on April 18, 2005 (the "EXECUTION DATE") by and between CHAMBERS BELT COMPANY, an Arizona corporation ("SELLER"); CHARLES STEWART, GARY EDMAN, KELLY GREEN, SCOTT ROBINSON, DAVE MATHESON and SCOTT ADELSON (individually, a "STOCKHOLDER" and collectively, "STOCKHOLDERS"); and CHAMBERS DELAWARE ACQUISITION COMPANY, a Delaware corporation ("BUYER"). Buyer, Seller and Stockholders are referred to collectively herein as the "PARTIES." Charles Stewart is also joined as a party to this Agreement solely to accept the duties herein of the "SELLERS' AGENT" set forth in Section 10.16, and in his individual capacity to the extent expressly provided herein.

      A. Seller is engaged in the business of designing, manufacturing, sourcing, importing, warehousing, marketing, distributing, and selling of men's, boy's, women's and girl's western, dress and casual belts and related leather accessories and products (the "BUSINESS").

      B. Seller desires to sell, assign, transfer, convey and deliver to Buyer and Buyer desires to acquire from Seller, all of Seller's assets, properties, goodwill and business of every kind and description and wherever located, whether tangible or intangible, real, personal or mixed, owned directly or indirectly by Seller or to which Seller is directly or indirectly entitled (other than Excluded Assets), for a Purchase Price, as set forth in Section 2.03 of this Agreement, and on the other terms and conditions herein.

      C. Stockholders are the owners of all of the outstanding capital stock of Seller and Stockholders desire to facilitate the sale of Seller's assets and other transactions and agreements referred to herein by providing certain representations, warranties and covenants set forth herein in favor of Buyer.

      D. Buyer is a wholly-owned subsidiary of Phoenix Footwear Group, Inc., a Delaware corporation ("PHOENIX"). Concurrently with the execution of this Agreement, in order to facilitate the Buyer's purchase of Seller's assets, Phoenix has executed and delivered a guaranty in favor of Seller of Buyer's obligations hereunder (the "PHOENIX GUARANTY").

      NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.

                                    ARTICLE I
                                   DEFINITIONS

      Section 1.01 DEFINITIONS.

            (a) For purposes of this Agreement the following terms shall have the meanings ascribed to them in this Section 1.01:

            "ACCOUNTS PAYABLE AND ACCRUED EXPENSES" means normal current trade payables (including Liabilities relating to sales allowances, customer rebates, and non-delinquent third party royalty payments and commissions under the Assigned Contracts) incurred in the ongoing operations of the Business in the Ordinary Course of Business prior to Closing and all accrued expenses of Seller incurred in the ongoing operations of the Business in the Ordinary Course of Business prior to Closing. For avoidance of doubt, Accounts Payable and Accrued Expenses shall not include any Liabilities or costs and expenses described in Section 2.02(b) except to the extent reserved for in the Closing Working Capital Statement to the extent expressly permitted by Section 2.02(b).

            "AFFILIATE" means each Stockholder and any of their respective "affiliates" as defined in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

            "AFFILIATED GROUP" means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

            "ANCILLARY AGREEMENTS" means the Bill of Sale, the Assignment and Assumption of Contracts, the Assignment and Assumption of Leases, the Assignment of Intellectual Property, the Employment Agreements, the Non-Competition Agreements, the Escrow Agreement and the Registration Rights Agreement.

            "APPLICABLE RATE" means the prime rate (as set forth in the "Money Rates" section of The Wall Street Journal (western edition) on the Closing Date) calculated on the basis of a 365 day year.

            "ASBESTOS LIABILITIES" means any Liabilities arising from, relating to, or based on asbestos or asbestos-containing materials, including the presence thereof at any property or facility or in any structure, and arising from, relating to or based on any personal or bodily injury or illness or otherwise.

            "ASSIGNMENT AND ASSUMPTION OF CONTRACTS" means the Assignment and Assumption of Contracts to be executed and delivered by Seller and Buyer at the Closing, such assignment to be in the form and substance of EXHIBIT A attached hereto.

            "ASSIGNMENT AND ASSUMPTION OF LEASES" means the Assignment and Assumption of Leases to be executed and delivered by Seller and Buyer at the Closing, such assignment to be in the form and substance of EXHIBIT A-1 attached hereto.

            "ASSIGNMENT OF INTELLECTUAL PROPERTY" means the Assignment of Intellectual Property to be executed by Seller and delivered to Buyer at the Closing, such assignment to be in the form and substance of EXHIBIT B attached hereto.

            "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms, or could reasonably be expect to, form the basis for any specified consequence.

            "BILL OF SALE" means the Bill of Sale to be executed by Seller and delivered to Buyer at the Closing, such Bill of Sale to be in the form and substance of EXHIBIT C attached hereto.

            "CAPITAL LEASE" means any Lease, if the obligations thereunder should be capitalized and accounted for on a capital lease basis on the balance sheet of the lessee in accordance with GAAP. For the purposes of this Agreement, the amount of the obligations under the Capital Lease at any time shall be determined in accordance with GAAP as applied in the Most Recent Financial Statements.

            "CHAMBERS DE MEXICO" means Maquiladora Chambers de Mexico, S.A. De
C. V., which is a Mexican corporation owned by certain Stockholders and a third party Mexican citizen.

            "CIT FACTORING AGREEMENTS" means all agreements between Seller and CIT Business Group, Inc. ("CIT") with respect to the factoring of accounts receivable, including (a) the Non-Notification Factoring Agreement dated December 2003 , as amended, between Seller and CIT, (b) the Single Customer Credit Approved Receivables Purchasing Agreement (K-Mart) between Seller and CIT and (c) the Single Customer Credit Approved Receivables Purchasing Agreement between Seller and CIT (Value City).

            "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state law.

            "CODE" means the Internal Revenue Code of 1986, as amended.

            "COMMERCE CITY FACILITIES" means the Leased Real Property and Improvements located in Commerce City, California occupied and used by Seller for the production, packaging, warehousing and distribution of its products.

            "COMMISSION" means Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

            "COMPENSATION AND BENEFIT PLANS" means bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, deferred and restricted stock, stock option, employment, termination, severance, compensation, life insurance, medical, health or other employee plans, agreements, policies or arrangements that cover any current or former employees or directors of Seller.

            "CONTINGENT EARN-OUT PERIODS" means both the First Contingent Earn-Out Period and the Second Contingent Earn-Out Period.

            "CONTRACT" means any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, customer order, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

            "EMPLOYEE BENEFIT PLAN" means any "employee benefit plan" (as such term is defined in ERISA Section 3(3)) and any other employee benefit plan, program or arrangement of any kind.

            "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA
Section 3(2).

            "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA
Section 3(1).

            "EMPLOYMENT AGREEMENT" means each Employment Agreement to be executed and delivered to Buyer by Charles Stewart, Kelly Green and Dave Matheson at the Closing, each such agreement to be substantially in the form and substance of EXHIBIT D-1 attached hereto, and to be completed in accordance with the specific terms for each such Person set forth in EXHIBIT D-2 attached hereto.

            "ENVIRONMENTAL, HEALTH, AND SAFETY REQUIREMENTS" means, as amended and as now and hereafter in effect, all federal, state, local, and foreign statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "ERISA AFFILIATE" means each entity that is treated as a single employer with Seller for purposes of Code Section 414.

            "ESCROW AGENT" means Manufacturers & Traders Trust Company or such other financial institution as is acceptable to both Seller and Buyer.

            "ESCROW AGREEMENT" means an escrow agreement to be executed and delivered by Seller, Buyer and the Escrow Agent at the Closing, such agreement to be substantially in the form and substance of EXHIBIT E attached hereto.

            "EXISTING MAQUILA CONTRACT" means the Export Maquila Contract dated December 4, 2003 between Seller and Chambers de Mexico pursuant to which Seller has delivered to Chambers de Mexico certain tangible personal property and inventory and Chambers de Mexico has manufactured and sold to Seller products pursuant to orders by Seller, when and if made by Seller.

            "EXISTING MEXICAN ADMINISTRATION CONTRACT" means the Contract between Seller and Serma Marketing pursuant to which Serma Marketing provides Seller with certain administrative services with respect to the operation of the Mexican Facilities.

            "GAAP" means United States generally accepted accounting principles consistently applied.

            "GOVERNMENTAL AUTHORIZATION" means any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Authority.

            "GOVERNMENTAL AUTHORITY" means any: nation, state, county, city, town, borough, village, district or other jurisdiction; federal, state, local, municipal, foreign or other government; governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); multinational organization or body; body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or official of any of the foregoing.

            "INTELLECTUAL PROPERTY" means all of the following in any jurisdiction throughout the World: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names (including the name "Chambers Belt Company" or any derivative thereof), Internet domain names and rights in telephone and fax numbers and e-mail addresses, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith,
(e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, including all designs, prototypes, patterns and other design materials owned or used by Seller or Seller Affiliates relating to any products bearing any trademark or logo owned or licensed by Seller or any of its customers, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

            "KNOWLEDGE" means when used with respect to Seller, (a) the actual knowledge of any fact or circumstance or other matter by any Stockholder or any officer or director of Seller or (b) any knowledge or any fact or circumstance or other matter that any such Person should have if he or she were to conduct a reasonably comprehensive investigation of the subject matter with respect to which the term Knowledge is used.

            "LEGAL REQUIREMENTS" means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

            "LEASED REAL PROPERTY" means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by Seller.

            "LEASES" means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of Seller thereunder.

            "LIABILITY" means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

            "LIEN" means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

            "LOSS" means any and all judgments, losses, Liabilities, amounts paid in settlement, damages, fees, fines, penalties, deficiencies, costs and expenses (including interest, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment).

            "MATERIAL ADVERSE CHANGE" means any act, circumstance, condition, occurrence, changes, or developments that would have a Material Adverse Effect, except to the extent caused by changes (a) to the United States economy in general or the economy of any foreign country in general in which the Business operates (that does not affect the operations or financial condition of Seller in a materially disproportionate manner), (b) in general to the industries in which Seller operates (that does not affect the operations or financial condition of Seller in a materially disproportionate manner), (c) to financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) resulting from the announcement of this Agreement or any of the transactions contemplated hereunder, the fulfillment of the parties' obligations hereunder or the consummation of the transactions contemplated by this Agreement (excluding any loss of customers), (e) to any outbreak or escalation of hostilities or act of terrorism involving the United States or any declaration of war by the United States, or (f) anticipated changes in the sales of Seller's Riders brand products to the extent reflected in the Revised Fiscal 2005, 2006 and 2007 Budgets.

            "MATERIAL ADVERSE EFFECT" means any event, circumstance, state of facts or matters that, individually or in the aggregate with any other event, circumstances, state of facts or circumstances has or is, or could reasonably be expected to be, materially adverse to the Business, or the operations, assets or liabilities (including, without limitation, contingent liabilities), employee, customer, license or supply relationships, prospects, results of operations or the condition (financial or otherwise) of the Business.

            "MEXICAN FACILITIES" means the real property and Improvements owned by Chambers de Mexico, located in Pitiquito, Mexico, at which certain of Seller's products are manufactured pursuant to the Existing Maquila Contract and orders made thereunder by Seller.

            "MINIMUM TARGET WORKING CAPITAL" means Working Capital in the amount of $7,000,000.

            "MOST RECENT BALANCE SHEET " means the balance sheet as of December 31, 2004 for the fiscal year then ended.

            "MOST RECENT BALANCE SHEET DATE" means December 31, 2004.

            "MOST RECENT FINANCIAL STATEMENTS" means the audited balance sheet as of December 31, 2004 and the related statements of earnings, stockholders' equity, and cash flows as of and for the fiscal year then ended together with the report of Clifton Gunderson, LLP on such balance sheet and statements.

            "NET CONTRIBUTION " means with respect to the applicable period, the operating earnings of the Business determined in accordance with GAAP, with allocation of expenses for services, facilities, equipment or products shared with other Phoenix product brands consistent with the method used by the Phoenix Short-Term Incentive Plan. For illustration, the calculation of the Net Contribution for Phoenix's brands under the Phoenix Short-Term Incentive Plan for the two months ended February 28, 2005 is set forth in SCHEDULE 1.01. For avoidance of doubt, no indirect corporate overhead expenses shall be allocated to the operating earnings of the Business in determining its Net Contribution.

            "NEW MAQUILA CONTRACT" means the Export Maquila Contract to be executed and delivered by each Chambers de Mexico and Buyer at the Closing, such agreement to be substantially in the form and substance of EXHIBIT F attached hereto pursuant to which Chambers de Mexico shall possess and return to Buyer certain tangible personal property and inventory owned by Buyer and Chambers de Mexico will manufacture and sell to Buyer products pursuant to orders when and if made by Buyer.

            "NON-COMPETITION AGREEMENT" means a Non-Competition Agreement to be executed and delivered by Charles Stewart, Kelly Green, Dave Matheson and Gary Edman at the Closing, each such agreement to be substantially in the form and substance of EXHIBIT G-1 attached hereto, and to be completed in accordance with the specific terms for each such Person set forth in EXHIBIT G-2 attached hereto with respect to each such person.

            "ORDINARY COURSE OF BUSINESS" means the ordinary course of business of Seller consistent with Seller's past custom and practice (including with respect to quantity and frequency).

            "PBGC" means the Pension Benefit Guaranty Corporation.

            "PERMITTED LIENS" means (a) Liens securing taxes, assessments and other charges or levies of Governmental Authorities under Leases included in the Assigned Contracts to the extent not yet due and payable as of the Closing Date;
(b) Capital Leases included in the Assigned Contracts, provided, that such Liens attach only to the assets the purchase of which was financed by such purchase money indebtedness or which is the subject of such Capital Leases; (c) mechanics', carriers', workers', repairmen's, landlords' and other similar lien arising or incurred in the Ordinary Course of Business with respect to charges not yet due and payable to the extent such charges constitute Assumed Liabilities; (d) with respect to each parcel of Leased Real Property: (i) zoning, building codes and other land use laws regulating the use or occupancy of such Leased Real Property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such Leased Real Property that are not violated by the current use or occupancy of such Leased Real Property or the operation of the Business by Seller as currently conducted thereon; and (ii) easements, covenants, conditions, restrictions, and other similar matters of record affecting title to such Leased Real Property that do not or would not impair the use or occupancy of such Leased Real Property in the operation of the Business by Seller as currently conducted thereon and as contemplated to be conducted; and (e) licenses for Commercial Software.

            "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a Governmental Authority.

            "PHOENIX AZ FACILITY" means Seller's corporate headquarters located in Phoenix Arizona.

            "PHOENIX SHARES" means the Closing Phoenix Shares and the Additional Phoenix Shares.

            "PRO RATA SHARE" means with respect to each Stockholder, the percentage set opposite such Stockholder's name on EXHIBIT L attached hereto

            "PROHIBITED TRANSACTION" has the meaning set forth in ERISA Section 406 and Code Section 4975.

            "REGISTRATION RIGHTS AGREEMENT" means Registration Rights Agreement to be executed and delivered by Seller and Phoenix at the Closing, such agreement to be in the form and substance of EXHIBIT M attached hereto.

            "REPRESENTATIVES" means, when used with respect to any Person, such Person's attorneys, accountants and other advisors.

            "SECURITIES ACT" means the Securities Act of 1933, as amended.

            "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

            "SELLERS' AGENT" means the agent and attorney in fact for Seller and Stockholders, who shall be Charles Stewart unless and until such agency is changed by Seller and Stockholders upon written notice to the Buyer.

            "SELLER DEBT" means all indebtedness of Seller on which interest accrues (including both the current and long-term portions of any long-term indebtedness), including the indebtedness owed by Seller to First National Bank of Arizona ("FNBA"), as evidenced by a Promissory Note dated April 27, 2004 executed by Seller in favor of FNBA pursuant to a Business Loan Agreement dated April 27, 2004 between Seller and FNBA and a $7,000,000 Promissory Note dated April 27, 2004 evidencing borrowings pursuant to a $7,000,000 line of credit provided to Seller by FNBA pursuant to a Business Loan Agreement dated April 27, 2004 between Seller and FNBA (the "FNBA LINE OF CREDIT"). Seller Debt does not include any amounts due under any Capital Lease which is included in the Assigned Contracts.

            "SERMA MARKETING" means Serma Marketing Corporation, an Arizona corporation which (a) is owned by some Stockholders and a third party Mexican citizen and (b) provides general administrative services to Seller's operations in Mexico.

            "SUBSIDIARY" means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity's gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term "Subsidiary" shall include all Subsidiaries of such Subsidiary.

            "TAX" or "TAXES" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

            "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            "WORKING CAPITAL" means the current assets of Seller (determined in accordance with GAAP used in the Most Recent Financial Statements) included in the Acquired Assets as of the Closing Date, minus the Accounts Payable and Accrued Expenses included in the Assumed Liabilities as of the Closing Date, minus all security deposits and other amounts and instruments deposited by or on behalf of Seller under all Leases. For purposes of determining the amount of Working Capital, the amount of the current assets and Accounts Payable and Accrued Expenses shall be determined in the same manner as if they were being reported in the Most Recent Balance Sheet in accordance with GAAP used therein.

            "WRANGLER/RIDERS LICENSED MARKS" means Wrangler, 20X, Twenty X, Rugged Wear, Wrangler Hero, Timber Creek, Wrangler Jeans Co., Riders, and Outdoor Gear.

            (b) Other defined terms used herein shall have the meaning set forth in the Section as indicated below:

                  DEFINED TERM                         SECTION
-----------------------------------------------      ------------
"ACCOUNTING FIRM"                                    2.06
"ACQUIRED ASSETS"                                    2.01(a)
"ADDITIONAL PHOENIX SHARES"                          2.05(b)
"AGREEMENT"                                          Preface
"ASSERTED LIABILITY"                                 9.04
"ASSIGNED CONTRACTS"                                 2.01(a)(v)
"ASSUMED LIABILITIES"                                2.02(a)
"BUSINESS"                                           Recital A
"BUYER"                                              Preface
"BUYER GROUP"                                        5.06
"BUYER INDEMNITEES"                                  9.02
"CERCLA"                                             3.27(e)
"CLOSING"                                            2.07
"CLOSING DATE"                                       2.07
"CLOSING PHOENIX SHARES"                             2.03(b)(iii)
"CLOSING WORKING CAPITAL"                            2.04(a)
"CLOSING WORKING CAPITAL STATEMENT"                  2.04(a)
"COMMERCE CITY PHASE I"                              5.03(c)
"COMMERCIAL SOFTWARE"                                3.13(f)
"CONTINGENT ADDITIONAL CONSIDERATION"                2.05(a)
"CONTINGENT ADDITIONAL CONSIDERATION STATEMENT"      2.05(c)
"ESTOPPEL CERTIFICATES"                              5.03(b)

"EXCLUDED ASSETS"                                    2.01(b)
"EXCLUDED CONTRACTS"                                 2.01(b)
"EXECUTION DATE"                                     Preface
"EXISTING LIENS"                                     3.05(a)
"FINAL CLOSING WORKING CAPITAL"                      2.04(b)
"FINAL WORKING CAPITAL STATEMENT"                    2.04(b)
"FINANCIAL STATEMENTS"                               3.07(a)
"FIRST CONTINGENT EARN-OUT PERIOD"                   2.05(a)
"IMPROVEMENTS"                                       3.12(d)
"INDEMNIFIED PARTY"                                  9.04
"INDEMNIFYING PARTY"                                 9.04
"IP DOCUMENTS"                                       3.13(f)
"IP LICENSES"                                        3.13(e)
"IP LICENSORS"                                       5.02(a)
"LANDLORD CONSENTS"                                  5.03(b)
"MINIMUM HIRED EMPLOYEES"                            5.05(b)
"NON-DISTURBANCE AGREEMENTS"                         5.03(b)
"OTHER TAXES"                                        3.11(b)
"PARTIES"                                            Preface
"PAY-OFF LETTER"                                     5.11
"PHOENIX"                                            Recital D
"PHOENIX GUARANTY"                                   Recital D
"PURCHASE PRICE"                                     2.03(a)
"REAL ESTATE IMPOSITIONS"                            3.12(m)
"REAL PROPERTY LAWS"                                 3.12(f)
"REAL PROPERTY PERMITS"                              3.12(H)
"REBATES"                                            8.01
"REVISED FISCAL 2005 BUDGET"                         3.07(c)
"REVISED FISCAL 2005, 2006 AND 2007 BUDGETS"         3.07(c)
"SALES TAX COMPLIANCE CERTIFICATES"                  5.13
"SEC DOCUMENTS"                                      4.04
"SECOND CONTINGENT EARN-OUT PERIOD"                  2.05(a)
"SECTION 2.04 DISPUTE NOTICE"                        2.04(b)
"SECTION 2.05 DISPUTE NOTICE"                        2.05(d)
"SELLER"                                             Preface
"SELLER INDEMNITEES"                                 9.03
"STOCKHOLDERS"                                       Preface
"TRANSFERRED EMPLOYEES"                              5.05(b)
"WARN ACT"                                           2.02(b)(vii)

      SECTION 1.02 RULES OF CONSTRUCTION. Unless the context otherwise requires:

            (a) A capitalized term has the meaning assigned to it in this Agreement.

            (b) An accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP as used in the Most Recent Financial Statements.

            (c) "Including" means "without limitation," whether or not so expressed.

            (d) Words in the singular include the plural, and words in the plural include the singular.

            (e) "Herein", "hereof" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement.

            (f) Words in the masculine gender include the neuter and feminine genders, words in the feminine gender include the neuter and masculine genders and words in the neuter gender include the feminine and masculine genders.

            (g) The Article and Section headings used or contained in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement. References herein to Articles, Sections, Schedules or Exhibits mean and refer to Articles and Sections of, and Schedules and Exhibits to, this Agreement, unless otherwise specified.

                                   ARTICLE II
                                BASIC TRANSACTION

      SECTION 2.01 PURCHASE AND SALE OF ASSETS.

            (a) Subject to the terms and conditions in this Agreement and in reliance upon the representations, warranties, covenants and agreements of Seller and Stockholders contained herein, at the Closing, Buyer shall purchase from Seller, and Seller shall sell, assign, transfer, convey, and deliver to Buyer, free and clear of all Liens (other than Permitted Liens), for the consideration specified below in this Article II, all of Seller's right, title and interest in and to all of its assets, properties, rights and interests of Seller, wherever located, (including, for the avoidance of doubt, at the Phoenix AZ Facility, the Commerce City Facilities, the Mexican Facilities, the sales show room facilities leased by Seller, customer locations, in-transit or at third party manufacturers), excluding, however, the Excluded Assets (collectively, the "ACQUIRED ASSETS"). The Acquired Assets include, but are not limited to, the following:

                  (i) all tangible personal property of Seller (other than inventories of Seller as described in Section 2.01(a)(vi) below), including fixtures, leasehold improvements, furniture, machinery, equipment, trailers, pallets, tools, dies, molds, spare parts, vehicles (including cars, trucks, tractors, trailers, lifts, vans and other transportation rolling stock), tools, jigs, molds, dies, embossing equipment, "in-store" displays, trade show displays, and similar fixtures, signage, computer hardware, computing and telecommunication devices, including, without limitation, those listed or described on SCHEDULE 2.01(a)(i) together with any express or implied warranty by the manufacturer, seller or lessor of any such item or component part thereof;

                  (ii) all Intellectual Property of Seller (excluding non-transferable Commercial Software), including but not limited to all Intellectual Property listed on SCHEDULE 3.13(a), SCHEDULE 3.13(b) and SCHEDULE 3.13(c), and all rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions;

                  (iii) all tangible or physical materials embodying all computer software, credit information, inventory, marketing, personnel, financial, title and other documents, data and similar information and material, however stored;

                  (iv) the Leases for the Leased Real Property, including those listed on SCHEDULE 3.12(b), together with the right, title and interest of Seller in and to all buildings, improvements, structures, facilities, fixtures and all other appurtenances thereto;

                  (v) the Contracts listed in SCHEDULE 2.01(a)(v) and all of Seller's purchase orders with vendors, suppliers and manufacturers and unfilled and non-delinquent customer orders and all of Seller's rights thereunder (collectively together with the Leases set forth in SCHEDULE 3.12(b), the "ASSIGNED CONTRACTS");

                  (vi) all inventories, including all raw materials and supplies, manufactured and purchased parts, packaging materials, goods in-process and finished goods;

                  (vii) all customer and industry approvals and vendor certifications, including those set forth on SCHEDULE 2.01(a)(vii);

                  (viii) all samples, prototypes, sample books, showroom displays, , product literature, advertising materials, mockups, brochures, catalogues, including those under developments;

                  (ix) all accounts, notes, other receivables and other rights to payment of Seller (other than those included in the Excluded Assets) and the full benefit of all security for such accounts, notes or other rights to payment and any claim, remedy or other right related to any of the foregoing;

                  (x) all cash on hand, cash equivalents, investments (including stock, debt instruments, options and other instruments and securities), bank deposits, lock boxes and lock box receipts and all certificates of deposit and other bank deposits owned or held by Seller;

                  (xi) all rights and claims in respect of third parties other than those included in or relating solely to the Excluded Assets, including without limitation, warranties, claims, rebates, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set-off, and rights of recoupment;

                  (xii) all insurance benefits, including rights of an insured party in respect of any insurance claims arising from or relating to the Acquired Assets;

                  (xiii) all Governmental Authorizations and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer, including those listed in SCHEDULE 3.12(i);

                  (xiv) all books, records, ledgers, files, documents, correspondence, lists, specifications, studies, reports, production, licensing, vendor, sourcing, supplier and manufacturer records, product files, technical information, designs, drawings, product notebooks, confidential information, price lists, business, operational and marketing plans and strategies, sales records, product development techniques or plans, customer lists and files (including customer credit and collection information), details of customer relationships, operational methods, historical and financial records and files, and other proprietary information, personnel and labor relations records, environmental control, monitoring and test records, plant cost records, maintenance records and all plans and designs of buildings, structures, fixtures and equipment, including blueprints, building specifications and "as built" plans, in all cases whether in written materials or stored on a computer system or disk;

                  (xv) all noncompete agreements entered into by anyone with or in favor of Seller; and

                  (xvi) all goodwill related to the conduct of the Business and all rights to continue to use the Acquired Assets as an ongoing business.

      Notwithstanding the foregoing, the transfer of the Acquired Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Acquired Assets except for the Assumed Liabilities.

            (b)The following assets, properties, rights and interests of Seller (collectively, the "EXCLUDED ASSETS") are excluded from the Acquired Assets and shall remain the property of Seller after the Closing: (i) Seller's corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Seller as a corporation; (ii) any assets relating to Compensation and Benefit Plans; (iii) any items relating to the payment of Taxes for periods prior to the Closing; (iv) any Contracts of Seller other than the Assigned Contracts (the "EXCLUDED CONTRACTS"); (v) any of the rights of Seller under this Agreement or any of the Ancillary Agreements; and (vi) any items listed on SCHEDULE 2.01(b).

      SECTION 2.02 ASSUMPTION OF CERTAIN LIABILITIES.

            (a)Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements of Seller and Stockholders contained herein, at Closing, Buyer agrees to assume and become responsible for the following (collectively, the "ASSUMED LIABILITIES"):

                  (i) Accounts Payable and Accrued Expenses of Seller to the extent reflected in the Closing Working Capital Statement, as the same may be adjusted in the Final Working Capital Statement, and specifically identified in an exhibit thereto by name and amount; and

                  (ii) the obligations of Seller arising under the Assigned Contracts that, by the terms of the Assigned Contracts, relate solely to periods following the Closing or are to be observed, paid, discharged, or performed, as the case may be, in each case at any time after the Closing Date, but in any event excluding any Liabilities for any breach or default by Seller of or under any Assigned Contract.

            The assumption by Buyer of the Assumed Liabilities shall not in any way expand the rights or remedies of any third party against Buyer or Seller as compared to the rights and remedies which such third party would have had against any such party had Buyer not assumed such liabilities. Without limiting the generality of the foregoing, the assumption by Buyer of the Assumed Liabilities shall not create any third party beneficiary rights in favor of any third party. Seller shall pay and discharge, and Stockholders shall cause Seller to pay and discharge, when due all of Seller's Liabilities that Buyer has not specifically agreed to assume pursuant to this Section 2.02(a), provided that Seller shall have the ability to contest, in good faith, any such claim of Liability asserted by any Person other than (i) Buyer or Phoenix or (ii) any Person who has an ongoing business relationship with Buyer after the Closing or which could adversely affect the Business acquired by Buyer.

            (b)Notwithstanding the forgoing or anything else to the contrary, Assumed Liabilities shall not include:

                  (i) any Liability under the Assigned Contracts (A) that were incurred on or prior to Closing or relate to periods on or prior to the Closing except to the extent that any such Liability is for non-delinquent royalty payments under the IP Licenses included in the Closing Working Capital Statement, as adjusted by the Final Working Capital Statement or (B) relates to any breach or claim of breach thereof by Seller of any Assigned Contracts;

                  (ii) any Liability (including any termination Liability) of Seller with respect to any Excluded Contract;

                  (iii) any accounts payable or accrued expenses of Seller, to the extent, if any, such accounts payable or accrued expenses of Seller are not being assumed pursuant to Section 2.02(a)(i);

                  (iv) any Liability with respect product returns for product sold prior to the Closing or for warranties for products manufactured, sold or delivered by Seller prior to the Closing Date or in Seller's inventory on the Closing Date, or to provide credits or price adjustments for products sold prior to the Closing Date pursuant to any written instruments, understandings or assurances by Seller of any kind, to the extent not reserved for in the Closing Working Capital Statement, as adjusted in the Final Working Capital Statement;

                  (v) Seller Debt or any other indebtedness for borrowed money, including any loans payable, letter of credit reimbursement obligations, or bankers acceptances of Seller (excluding Capital Leases included in the Assigned Contracts), all which shall be discharged at the Closing by the payment of a portion of the Purchase Price due Seller hereunder at Closing;

                  (vi) any and all governmental, judicial, or adversarial proceedings (public or private), litigation, hearings, arbitrations, disputes or investigations against or involving Seller, directly or indirectly;

                  (vii) any Liability to any former or current employee of Seller, relating to, based upon or arising from or in connection with employment with Seller for (A) service performed for Seller prior to the Closing Date, including, without limitation, any claim or claims relative to, based upon or arising from or in connection with the terms and conditions of employment (except for the wages of any Transferred Employees for the last pay period immediately prior to Closing to the extent accrued for in the Closing Working Capital Statement, as adjusted by the Final Working Capital Statement) or the termination of employment with Seller, including any Liability or obligation of Seller imposed by the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance (collectively, the "WARN ACT") in connection with the notice or failure to provide notice of a plant closing, mass layoff or termination of employees prior to the Closing for which Buyer is not obligated to indemnify Seller under
Section 9.03(b) below, (B) any contracts of employment or collective bargaining agreements between Seller and an employee or any union or representative claiming to represent any employee of Seller, (C) any and all union or collective bargaining contracts, agreements, or understandings to which Seller is a signatory or to which Seller is claimed to be bound, (D) any and all Liabilities that arise out of or relate to any Compensation and Benefit Plans maintained by Seller or any union or other labor organization or ERISA Affiliates, including, without limitation, any Liability arising from Seller's under-funding or termination of any such plans or reduction of, termination or failure to provide any other employment benefits of any kind or nature whatsoever in connection with the consummation of the transactions contemplated by this Agreement or otherwise or (E) any other Liability of any kind to any former or current employee of Seller other than for which Buyer is not obligated to indemnify Seller under Section 9.03(b) below;

                  (viii) any Liability of Seller for any infringement, impairment, dilution, misappropriation or other violation or misuse of the rights of any other Person relating to Intellectual Property;

                  (ix) any Liability resulting from product liability claims for damages or injury to persons or property arising from the ownership, possession or use of any product manufactured by or for Seller or sold by Seller before the Closing Date;

                  (x) any Liability of Seller for Taxes, including any Liability of Seller for income, transfer, sales, use, and other Taxes arising in connection with the consummation of the transactions contemplated hereby (including any income Taxes arising because Seller is transferring the Acquired Assets) or any Liability of Seller for the unpaid Taxes of any Person under Reg.
Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

                  (xi) any Liability of Seller to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of Seller or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement or otherwise);

                  (xii) any Liability of Seller arising from or under any Environmental, Health and Safety Law, whether the claims with respect to such Liability arise or accrue before, on or after the Closing;

                  (xiii) any Liability of Seller to any Stockholder or Affiliate, except Accounts Payable and Accrued Expenses included in the Closing Working Capital Statement, as adjusted by the Final Working Capital Statement, for products sold or shipped to Seller by Chambers de Mexico or services performed by Serma Marketing on or prior to the Closing Date;

                  (xiv) any Liability of Seller to any broker, finder or agent for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated hereby;

                  (xv) any Liability of Seller for costs and expenses incurred in connection with this Agreement or any of the Ancillary Agreements and the transactions contemplated hereby and thereby except as otherwise provided herein; and

                  (xvi) all other Liability of Seller relating to the Business that arises as a result of any actions or events occurring before the Closing Date other than the Assumed Liabilities.

            The Parties hereto acknowledge that Buyer is not and will not be a successor-in-interest to Seller.

      SECTION 2.03 PURCHASE PRICE.

            (a) The aggregate consideration payable to Seller for the Acquired Assets (collectively, the "PURCHASE PRICE") shall be as follows: (i) $21,500,000; (ii) the assumption of the Assumed Liabilities by Buyer at the Closing; and (iii) the Contingent Additional Consideration as provided in
Section 2.05 below.

            (b) At the Closing, Buyer shall pay the portion of the Purchase Price provided for in Section 2.03(a)(i) by:

                  (i) paying off by wire transfer or delivery of other immediately available funds, all Seller Debt,

                  (ii) paying by wire transfer or delivery of other immediately available funds to an account designated by Seller's Agent at Closing an aggregate amount equal to (A) $19,500,000, (B) minus the amount (if any) of Seller Debt paid by Buyer, and (C) minus (or plus) the amount (if any) by which the Closing Working Capital is less than (or greater than) the Minimum Target Working Capital (as provided in Section 2.04(a)), but only if such deficit or excess is greater than $350,000 and then only to the extent such deficit or excess is greater than $350,000, and

                  (iii) issuing and delivering to the Escrow Agent pursuant to the Escrow Agreement the number of shares of Phoenix common stock (the "CLOSING PHOENIX SHARES") equal to $2,000,000, divided by the average closing price per share of Phoenix common stock on the American Stock Exchange over the twenty
(20) day trading period ending on the third to last day prior to the Closing Date (rounded up to the next whole share). The Closing Phoenix Shares together with all dividends thereon and other amounts distributed with respect thereto held by the Escrow Agent shall be available as a non-exclusive source of recovery for amounts owing to Buyer pursuant to this Agreement subject to the limitations provided elsewhere in this Agreement.

            (c) Real and personal property Taxes relating to the Acquired Assets, utility charges, rentals and similar charges relating to the Business as of the Closing Date and that cover or are attributable to periods that straddle the Closing Date, including, but not limited to, any such charges that are reflected on invoices received after the Closing Date and that were not reserved for in the Closing Working Capital Statement, as adjusted by the Final Working Capital Statement, shall be pro rated between the Parties on a per diem basis as of the Closing Date, and the Parties shall make such payments to one another as shall be appropriate to reflect such proration. In the event of any dispute under this Section 2.03(c), Buyer or Seller's Agent may by notice to other require such dispute to be resolved pursuant to Section 2.06 below.

      SECTION 2.04 DELIVERY OF MINIMUM TARGET WORKING CAPITAL.

            (a) Seller shall prepare, at its cost and expense, and deliver to Buyer at Closing a certificate executed by an officer of Seller to which there shall be attached a statement ("CLOSING WORKING CAPITAL STATEMENT"), in the form of EXHIBIT K, setting forth the Working Capital (determined in accordance with the terms of this Agreement) which will be acquired by Buyer from Seller on the Closing Date (the "CLOSING WORKING CAPITAL"). Seller shall attach to the Closing Working Capital Statement a list of Accounts Payable and Accrued Expenses and accounts, notes and other receivables, in each case identifying each payable, expense and account, note and other receivables and the amount thereof. Seller shall afford Buyer the opportunity to observe the test counts of the physical inventory taken in connection with the preparation of the Closing Working Capital Statement prior to the Closing Date. If the Closing Working Capital is less than the Minimum Target Working Capital, then Buyer shall receive a credit against the cash portion of the Purchase Price due at Closing equal to the difference between the Minimum Target Working Capital and the Closing Working Capital. If the Closing Working Capital is greater than the Minimum Target Working Capital, then Buyer shall pay Seller at Closing an amount equal to the difference between the Closing Working Capital and the Minimum Target Working Capital. Notwithstanding the foregoing, there shall be no credits or payments due under this Section 2.04(a) unless such deficit or excess is greater than $350,000 and then only to the extent such deficit or excess is greater than $350,000.

            (b) Buyer and its accountants shall have sixty (60) days after the delivery of Closing Working Capital Statement to review Closing Working Capital Statement. If Buyer determines that the Closing Working Capital has not been properly determined in accordance with the terms of this Agreement, Buyer shall inform Seller's Agent in writing (a "SECTION 2.04 DISPUTE NOTICE"), setting forth reasons therefor and the adjustments to the amount of Closing

Working Capital which Buyer believes should be made thereto. The Section 2.04 Dispute Notice must be delivered to Seller on or before the last day of such sixty (60) day period. Seller's Agent shall have thirty (30) days after delivery of the Section 2.04 Dispute Notice to review and respond thereto. In reviewing any Section 2.04 Dispute Notice, Seller's Agent and his Representatives shall have access to the work papers of Buyer and its accountants. Seller's Agent and Buyer shall attempt in good faith to reach an agreement with respect to any matters in dispute. If such Parties are unable to resolve their disagreements with respect to the determination of the foregoing items within thirty (30) days following the delivery of Seller's Agent response to the Section 2.04 Dispute Notice to Buyer, their remaining differences shall be determined in accordance with Section 2.06 below. The "FINAL WORKING CAPITAL STATEMENT" shall be (i) the Closing Working Capital Statement if no Section 2.04 Dispute Notice is delivered by Buyer during the sixty (60) day period specified above, (ii) the Closing Working Capital Statement, as adjusted in accordance with the Section 2.04 Dispute Notice if Seller has not responded to such Section 2.04 Dispute Notice during the thirty (30) day period specified above, or (iii), the Closing Working Capital Statement, as adjusted by either (A) the written agreement of Seller and Buyer or (B) the Accounting Firm pursuant to Section 2.06 below, if a Section
2.04 Dispute Notice is delivered by Buyer and Seller's Agent responds within the thirty (30) day period specified above. The amount of the Closing Working Capital set forth on the Final Working Capital Statement is hereinafter referred to as the "FINAL CLOSING WORKING CAPITAL" and shall be final, binding and conclusive on the Parties.

            (c) If the Final Closing Working Capital is less than the Minimum Target Working Capital, then, within fifteen (15) days following the Final Working Capital Statement becoming final, binding and conclusive on the Parties, Seller and Stockholders, jointly and severally, agree to make a payment in immediately available funds to Buyer equal to the difference between the Minimum Target Working Capital and the Final Closing Working Capital less the credit, if any, received by Buyer at the Closing pursuant to Section 2.04(a) based on the Closing Working Capital Statement. If the Final Closing Working Capital is greater than the Minimum Target Working Capital, then, within fifteen (15) days following the determination of the Final Working Capital Statement, Buyer agrees to make a payment in immediately available funds to Seller equal to the difference between the Final Closing Working Capital and the Minimum Target Working Capital less the amount, if any, received by Seller at the Closing pursuant to Section 2.04(a) based on the Closing Working Capital Statement. Any payments made pursuant to this Section 2.04(c) shall be accompanied by an interest payment on the amount being paid from the date of Closing to the date of payment, at the Applicable Rate. Notwithstanding the foregoing, there shall be no payments due under this Section 2.04(c) unless such deficit or excess is greater than $350,000 and then only to the extent such deficit or excess is greater than $350,000.

      SECTION 2.05 CONTINGENT ADDITIONAL CONSIDERATION.

            (a) As part of the Purchase Price, Buyer shall pay or cause to be paid to Seller (i) fifty percent (50%) of the Net Contribution of the Business for the first full twelve (12) month period after the Closing Date (the "FIRST CONTINGENT EARN-OUT PERIOD") if the Net Contribution of the Business for the First Contingent Earn-Out Period is at least $5,000,000 and (ii) fifty percent (50%) of the Net Contribution of the Business for the first full twelve (12) month period after the end of the First Contingent Earn-Out Period (the "SECOND CONTINGENT EARN-OUT

PERIOD") if the Net Contribution of the Business is at least $6,000,000 for the Second Contingent Earn-Out Period. The Net Contribution for each such period shall be determined independent of the Net Contribution for the other period. The First Contingent Earn-Out Period shall commence on the first day of the first month that immediately follows the Closing Date. The amounts payable to Seller under this Section 2.05, if any, are referred to herein as "CONTINGENT ADDITIONAL CONSIDERATION".

            (b) Subject to Buyer's right of set off as provided in Section 9.08, Buyer shall pay or cause to be paid any Contingent Additional Consideration that may be due hereunder, which, at the election of Buyer in its sole discretion, shall be either (i) by wire transfer of immediately available funds to an account specified to Buyer by Seller's Agent or (ii) 50% by wire transfer of immediately available funds to an account specified to Buyer by Seller's Agent and the balance by causing Phoenix to deliver the number of shares of Phoenix common stock (the "ADDITIONAL PHOENIX SHARES") equal to 50% of the Contingent Additional Consideration that is so due, divided by the average closing price per share of the Phoenix common stock on the American Stock Exchange over the ten (10) day trading period ending on the third to last trading day prior to the date on which such payment is made (rounded up to next whole share). The Additional Phoenix Shares shall be unregistered and subject to Seller's written confirmation to Buyer that the representations in Section 3.31 below continue to be true, accurate and correct in all respects.

            (c) Within sixty (60) days of the end of the First Contingent Earn-Out Period and the Second Contingent Earn-Out Period under Section 2.05(a), Buyer shall deliver to Seller's Agent a statement in the form of EXHIBIT H attached hereto (the "CONTINGENT ADDITIONAL CONSIDERATION STATEMENT") setting forth the computation of the applicable Contingent Additional Consideration for each such period, together with the financial information used in making such computations.

            (d) Buyer's computation of any Contingent Additional Consideration payment under this Section 2.05 shall be final, conclusive and binding upon the Parties unless, within sixty (60) days following receipt by Seller's Agent of the Contingent Additional Consideration Statement, Seller's Agent determines that Buyer has not properly determined the Contingent Additional Consideration in accordance with the terms of this Agreement and so notifies Buyer in writing (the "SECTION 2.05 DISPUTE NOTICE") setting forth the reasons therefor and the adjustments to the Contingent Additional Consideration which Seller believes should be made. During the sixty (60) day period set forth above, upon reasonable advance written request by Seller's Agent, Seller's Agent shall be given reasonable access to Buyer's books and records to the extent necessary to enable Seller to verify the information and computations in the Contingent Additional Consideration Statement. Seller's Agent and Buyer shall attempt in good faith to reach agreement with respect to any manner in dispute during the thirty (30) days following delivery of the Section 2.05 Dispute Notice. Unless within thirty (30) days following Buyer's receipt of the Section 2.05 Dispute Notice, Buyer notifies Seller's Agent in writing that it agrees with the computations of Seller's Agent therein, Buyer and Seller's Agent shall follow the dispute resolution mechanism set forth in Section 2.06 below.

            (e) Payments by Buyer to Seller of Contingent Additional Consideration that may be due under this Section 2.05 shall be made on or before the fifteenth (15th) business day after the amount, if any, of the Contingent Additional Consideration which is due has become final, conclusive and binding on the Parties in accordance with the terms of this Agreement and shall be subject to Phoenix's receipt of a written confirmation from Seller that the representations and warranties in
Section 3.31 continue to be true, accurate and correct in all respects.

      SECTION 2.06 WORKING CAPITAL AND CONTINGENT ADDITIONAL CONSIDERATION DISPUTES. In the event that a dispute as to the determination of the Closing Working Capital, the amount of Contingent Additional Consideration or the Closing pro rations in accordance with Section 2.03(c) is to be determined pursuant to this Section 2.06, then Seller's Agent and Buyer shall request a national or regional firm of independent certified public accountants mutually agreeable to Buyer and Seller's Agent to determine the dispute, as promptly as possible, which computation shall be final, conclusive and binding upon the Parties. In the event that Buyer and Seller's Agent cannot agree on such a national or regionally recognized firm of independent certified public accountant, the names of the national or regionally recognized accounting firms, exclusive of any such firm which is rendering or has in the past two (2) years rendered services to Buyer or Seller, Stockholders or their Affiliates, shall be selected by lottery until one such firm is willing to compute the disputed payments for purposes of this Agreement. The accounting firm which is eventually selected in accordance with the foregoing procedures (the "ACCOUNTING FIRM") shall determine the dispute in accordance with the terms of this Agreement and only with respect to any remaining differences so submitted. Seller's Agent and Buyer shall direct the Accounting Firm to use its best efforts to render its determination within thirty (30) days after such submission. The Accounting Firm's determination shall be conclusive and binding upon the Parties hereto. The expenses of the Accounting Firm shall be paid one-half by Buyer, on the one hand, and one-half by Seller and Stockholders, jointly and severally, on the other hand. Buyer and Seller shall make readily available to the Accounting Firm all relevant books and records and any work papers (including those of the parties' respective accountants) relating to the Closing Working Capital Statement or the Contingent Additional Consideration Statement, as applicable, and all other items reasonably requested by the Accounting Firm.

      SECTION 2.07 CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the law offices of Osborn Maledon, P.A. at 10:00 a.m. local time on the third day (excluding federal holidays) following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine. The date of the Closing is referred to as the "CLOSING DATE." All events occurring at the Closing shall be deemed to occur simultaneously.

      SECTION 2.08 DELIVERIES AT CLOSING. At the Closing, the Parties shall make the following deliveries:

            (a) Seller will deliver or cause to be delivered to Buyer;

                  (i) the Bill of Sale, the Assignment and Assumption of Contracts, the Assignment and Assumption of Leases and the Assignment of Intellectual Property and such other instruments of sale, transfer, conveyance, and assignment as Buyer and its counsel may reasonably request, in each case duly executed by Seller;

                  (ii) the Escrow Agreement, duly executed by Seller;

                  (iii) a certificate duly signed by an officer of Seller with the Closing Working Capital Statement attached thereto;

                  (iv) the consents, documents, certificates, opinion letter and other items specified in Section 6.01 below;

                  (v) copies of the articles of incorporation of Seller, certified on or soon before the Closing Date by the Arizona Corporation Commission and copies of the certificate of good standing of Seller issued on or soon before the Closing Date by the Secretary of State (or comparable officer) of each jurisdiction in which Seller is qualified to do business; and

                  (vi) a certificate of the secretary of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (A) no amendments to the articles of incorporation of Seller since the date specified above; (B) the bylaws of Seller; (C) the resolutions of the board of directors and stockholders of Seller authorizing the execution, delivery, and performance of this Agreement and the Ancillary Agreements to which Seller will be a party and the transactions contemplated hereby and thereby; and (D) incumbency and signatures of the officers of Seller executing this Agreement or any Ancillary Agreement to which Seller will be a party.

            (b) Buyer will deliver:

                  (i) to Seller and the holders of Seller Debt, the cash portion of the Purchase Price as provided in Section 2.03(b) and to Stockholders entering into Non-Competition Agreements the first quarterly cash payments required thereunder;

                  (ii) to Seller or Stockholders, as appropriate, each of the Ancillary Agreements, each duly executed by Buyer;

                  (iii) to Seller and Stockholders a copy of the certificate of incorporation of Buyer, certified on or soon before the Closing Date by the Secretary of State of Delaware and copies of the certificate of good standing of Buyer issued on or soon before the Closing Date by the Secretary of State (or comparable officer) of each jurisdiction in which Buyer is qualified to do business;

                  (iv) to Seller and Stockholders the documents, certificates, opinion letter and other items specified in Section 6.02 below; and

                  (v) to Seller and Stockholders a certificate of the secretary of Buyer dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (A) no amendments to the certificate of incorporation of Buyer since the date specified above; (B) the bylaws of Buyer; (C) the resolutions of the board of directors of Buyer authorizing the execution, delivery, and performance of this Agreement and the Ancillary Agreements to which it will be a party and the transactions contemplated hereby and thereby; and (D) incumbency and signatures of the officers of Buyer executing this Agreement or any Ancillary Agreement to which Buyer will be a party.

            (c)   Buyer shall cause Phoenix to deliver:

                  (i) to Escrow Agent a share certificate, duly executed by officers of Phoenix, representing the Closing Phoenix Shares which shall contain the restrictive legends specified in Section 8.08(b);

                  (ii) to Seller, the Registration Rights Agreement, duly executed by Phoenix;

                  (iii) to Seller and Stockholders a copy of the certificate of incorporation of Phoenix, certified on or soon before the Closing Date by the Secretary of State of Delaware;

                  (iv) to Seller a certificate of the secretary or an assistant secretary of Phoenix dated the Closing Date, in form and substance reasonably satisfactory to Seller, as to: (A) no amendments to the certificate of incorporation of Phoenix since the date specified above; (B) the bylaws of Phoenix; (C) the resolutions of the board of directors of Phoenix authorizing the issuance of the Phoenix Shares and authorizing the execution, delivery, and performance of the Phoenix Guaranty and the Ancillary Agreements to which it will be a party and the transactions contemplated hereby and thereby; and (D) incumbency and signatures of the officers of Phoenix executing the Registration Rights Agreement and the Phoenix Guaranty; and

                  (v) to Charles Stewart, Kelly Green and Dave Matheson the Stock Option Agreements provided for in their respective Employment Agreements.

            (d) Charles Stewart, Kelly Green and Dave Matheson shall each execute and deliver to Buyer an Employment Agreement and Charles Stewart, Kelly Green, Dave Matheson and Gary Edman shall each execute and deliver to Buyer and Phoenix a Non-Competition Agreement.

            (e) At the Closing, Seller will deliver to Buyer physical possession of or control over the Acquired Assets. The Parties agree that the transfer and delivery of title to any of the Acquired Assets presently located in Mexico may occur, to the extent permitted by applicable law, either in the United States or in Mexico. In addition, on the Closing Date, Seller will prepare and mail such notices to any third party under each of the Assigned Contracts assigned by Seller and assumed by Buyer as are necessary or may be reasonably requested by Buyer advising such third party or parties that such agreements have been assigned and directing such party or parties to send to Buyer all future notices, correspondence and payments relating to such agreements. Seller will promptly forward to Buyer all correspondence received by Seller after the Closing Date that relates to the Acquired Assets, the Assumed Liabilities or the Business (excluding any items relating to the Excluded Assets or the Excluded Contracts).

      SECTION 2.09 ALLOCATION. Buyer shall prepare an allocation of the Purchase Price (and all other capitalized costs) among the Acquired Assets in accordance with Code Section 1060 and the Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate), which allocation shall be binding upon Buyer and Seller. Buyer shall not allocate more than $1,000,000 to property, plant and equipment in such allocation. Buyer shall deliver such allocation to Seller's Agent within sixty
(60) days after the Closing Date. Buyer and Seller shall report, act and file Tax Returns (including, but not limited to, Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation prepared by Buyer. Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Buyer may reasonably request to prepare such allocation. Neither Buyer nor Seller shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                           BY SELLER AND STOCKHOLDERS

            Each Stockholder represents and warrants solely with respect to himself or herself that he or she has the authority and capacity to execute, deliver and perform this Agreement and the Ancillary Agreements to which he or she will become a party, that his or her execution and delivery of this Agreement and the Ancillary Agreements to which he or she will become a party and his or her performance thereunder will not violate, conflict with or breach any other agreement or instrument to which he or she is a party or give rise to any Lien or claim with respect to the shares of Class A common stock of Seller held by him or her. Each Stockholder further represents and warrants to Buyer that he or she owns the shares of Seller's Class A common stock, free and clear of all Liens, set forth on SCHEDULE 3.01(b) opposite his or her respective name, and has the full right and authority to vote the shares with respect to all matters, including the approval of the transactions contemplated hereunder, and he or she has done so.

            Seller represents and warrants to Buyer that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be true, correct and complete in all material respects (except to the extent that such representations and warranties are qualified by the terms "material", "Material Adverse Effect" or "Material Adverse Change", in which case such representations and warranties (as so written, including the term "material", "Material Adverse Effect" or "Material Adverse Change") shall be true, correct and complete in all respects) as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III).

      SECTION 3.01 ORGANIZATION AND AUTHORITY OF SELLER.

            (a) Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Arizona. Seller is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Seller has all power and authority and all licenses, permits, and authorizations necessary to carry on the Business as it currently exist and in which it is proposed to be carried on and to own and use the Acquired Assets. Seller does not conduct the Business in any jurisdiction where it must qualify to do business other than its jurisdiction of formation and the jurisdictions set forth on SCHEDULE 3.01(a).

            (b) Seller has delivered to Buyer correct and complete copies of the articles of incorporation and bylaws of Seller and all minutes of Seller's Board of Directors and stockholders. The duly elected officers and directors of Seller are set forth on SCHEDULE 3.01(b). Stockholders are the sole record and beneficial holders of all the issued and outstanding capital stock of Seller set forth on SCHEDULE 3.01(b), free and clear of all Liens, and Seller has no other outstanding capital stock of any kind. There are no subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities, shareholders, employment, stock option, buy-sell or other disposition of any shares of capital stock of Seller or any securities convertible into, or other rights to acquire, any shares of capital stock of Seller or relate to the voting or control of such capital stock, securities or rights (other than the shareholders agreement of Seller dated June 30, 1999, a true and complete copy of which Seller has delivered to Buyer).

      SECTION 3.02 AUTHORIZATION OF TRANSACTION. Seller has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder. Without limiting the generality of the foregoing, Seller's board of directors and stockholders have duly authorized the execution, delivery, and performance of this Agreement and the Ancillary Agreements by Seller. This Agreement and, when executed and delivered by Seller or the Stockholder, the Ancillary Agreements to which it is a party, and, assuming the due execution and delivery by the other parties hereto and thereto, constitute or will constitute, the valid and legally binding obligation of Seller and Stockholders, enforceable in accordance with its terms and conditions.

      SECTION 3.03 NON-CONTRAVENTION.

            (a) Neither the execution and delivery of this Agreement nor the Ancillary Documents, nor the consummation of the transactions contemplated hereby nor thereby (including the assignments and assumptions referred to in Article II above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority (including any court) to which Seller is subject or any provision of the articles of incorporation or bylaws of Seller or (ii) except as set forth in SCHEDULE 3.03(a), conflict with, result in a breach of, constitute a default under, result in the acceleration of or adverse consequences (including any increase in rentals, royalties or license or other fees), create in any party the right to accelerate, terminate, modify, impose adverse consequences (including any increase in rentals, royalties or license or other fees) or cancel, or require any notice under any Contract to which Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets).

            (b) Except as set forth in SCHEDULE 3.03(b), Seller need not give any notice to, make any filing with, or obtain any Governmental Authorizations in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Article II above).

      SECTION 3.04 BROKERS' FEES. Seller has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement and the Ancillary Agreements for which Buyer could become liable or obligated.

      SECTION 3.05 ASSETS.

            (a) Seller owns outright and has good and marketable title to, or a valid leasehold interest in, all of the Acquired Assets, free and clear of any Liens or restriction on transfer other than as set forth in SCHEDULE 3.05(a) (the "EXISTING LIENS"). Seller has the complete and unrestricted power and unqualified right to sell, assign, transfer and deliver the Acquired Assets to Buyer at Closing without penalty or adverse consequences. Following the transfer of the Acquired Assets as contemplated by Article II, Buyer will own, with good and marketable title, the Acquired Assets, free and clear of all Liens (other than Permitted Liens) without incurring any penalty or adverse consequences, including any increase in rentals, royalties or license or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated hereunder. The Acquired Assets (together with the New Maquila Contract) constitute all of the assets, properties, permits, rights, agreements and other Contract rights and interests which are necessary to enable Buyer after the Closing to operate the Business in a manner consistent with the manner in which such Business is currently being operated by Seller and as contemplated to be conducted.

            (b) The schedule of booked and confirmed orders from customers of Seller attached as SCHEDULE 3.05(b), which Schedule shall be updated two (2) business days prior to the Closing Date, is true and correct and such orders represent bona fide third party arms' length transactions. Seller is not a party to any blanket orders or long-term requirements or supply Contracts (i.e., in excess of one hundred eighty (180) days) and does not have any Contracts with customers for whom it provides private label manufacturing capabilities and sales other than purchase orders. Seller has not granted to any customer (whether under oral or written agreement or understanding or custom or practice) barter credits or other adjustments enabling any customer to pay Seller consideration other than cash on standard 30-90 day terms for products ordered. Seller has not granted to any supplier or vendor any exclusive supply relationship or Contract with respect to any products of Seller.

      SECTION 3.06 NO SUBSIDIARIES. In February, 2002, Seller's former subsidiary, Prestige Leather, Inc., effectively revoked its dissolution proceeding under the laws of the State of Arizona and merged under the laws of the State of Arizona with and into Seller and Seller succeeded to all of Prestige Leather Inc.'s assets and liabilities. Since February 14, 2002, Seller has not had and it does not have any Subsidiaries and does not own or have any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

      SECTION 3.07 FINANCIAL INFORMATION.

            (a) Seller has made available to Seller true, correct and complete copies of the following financial statements of Seller (collectively the "FINANCIAL STATEMENTS"): audited balance sheet as of December 31, 2001, December 31, 2002, December 31, 2003 and December 31, 2004 and the related statements of earnings, stockholders' equity, and cash flows as of and for the fiscal years then ended together with the reports thereon of each of KPMG, Inc. and Clifton Gunderson, LLP, respectively, on such balance sheet and statements. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, present fairly the financial position of Seller as of such dates and the results of operations and cash flows of Seller for such periods, are correct and complete, and are consistent with the books and records of Seller (which books and records are correct and complete). Seller is not considering any amendment or restatement of its Financial Statements. Since December 31, 2003, there has been no change in any accounting principles, policies, methods of application thereof by Seller (including any reserving and depreciation methodologies, practices and policies). The Most Recent Financial Statements use the same accounting principles, policies, and methods of application thereof as did the last draft of the unaudited balance sheet as of December 31, 2004 and the related statements of earnings, stockholders' equity, and cash flows for the fiscal year then ended delivered to Buyer prior to the date hereof. Since the Most Recent Balance Sheet Date, Seller has not released any material non-cash reserves.

            (b) The books of account and other financial records of Seller, all of which have been made available to Buyer, are complete and correct and represent actual, bona fide transactions and reflect all income, expenses, assets and liabilities of Seller. Seller maintains internal accounting controls which provide reasonable assurances that: (i) transactions are executed in accordance with the general or specific authorization of the respective boards of directors and executive officers of Seller, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets (C) access to its assets is permitted only in accordance with management's authorization and (D) the reported accountability for its assets is compared with existing assets at reasonable intervals.

            (c) Seller's revised budgets for the fiscal years ending December 31, 2005 (the "REVISED FISCAL 2005 BUDGET"), December 31, 2006 and December 31, 2007 (collectively, the "REVISED FISCAL 2005, 2006 AND 2007 BUDGETS") are attached as SCHEDULE 3.07. The Revised Fiscal 2005, 2006 and 2007 Budgets were prepare in good faith by Seller and are based on reasonable assumptions. To Seller's Knowledge, there are no facts or circumstances that could reasonably be expected to result in an inability of Buyer to achieve the financial projections contained in the Revised Fiscal 2005, 2006 and 2007 Budgets (other than matters of a general economic or political nature with do not affect Seller uniquely). Notwithstanding the foregoing, Seller does not guarantee the performance or results (financial or otherwise) of the Business following the Closing.

      SECTION 3.08 EVENTS SUBSEQUENT TO MOST RECENT BALANCE SHEET DATE. Since the Most Recent Balance Sheet Date, there has not been any Material Adverse Change and Seller has no Knowledge of any Basis that could result in a Material Adverse Change, nor has there been any damage, destruction or loss materially affecting the assets, properties, business or condition of Seller used in connection with the conduct of the Business, whether or not covered by insurance. Without limiting the generality of the foregoing, since that date Seller has not:

                  (i) modified, changed or otherwise altered the fundamental nature of the Business;

                  (ii) made any material change in any respect of Seller's policies or practices with respect to the Business, including advertising, marketing, taking customer orders, pricing, purchasing, personal, sales, returns, or budget or production policies,

                  (iii) sold, leased, transferred or assigned any of its assets, tangible or intangible, other than the sale of inventory in the Ordinary Course of Business through regular trade channels and sales of receivables to CIT under the CIT Factoring Agreements and the disposition of equipment that is obsolete or no longer useful in the Business for fair consideration;

                  (iv) other than accepting customer orders and issuing purchase orders in the Ordinary Course of Business, entered into any Contract (or series of Contracts) involving payments of more than $25,000 after the date hereof;

                  (v) accelerated, terminated, cancelled, permitted to expire, modified or amended any Contract (or series of related Contracts) involving payments of more than $25,000 after the date hereof;

                  (vi) imposed or permitted to exist any Lien upon any of its assets, tangible or intangible other than the Existing Liens;

                  (vii) made any capital expenditure (or series of related capital expenditures) not contemplated by the Revised Fiscal 2005 Budget;

                  (viii) made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) other than capital expenditures for equipment contemplated by the Revised Fiscal 2005 Budget;

                  (ix) collected its accounts and notes receivable and other payment rights from customers other than in the Ordinary Course of Business;

                  (x) incurred any debt or issued any note, bond, or other debt security or created, incurred assumed, or guaranteed any indebtedness or Capital Lease obligations except for advances under the FNBA Line of Credit in the Ordinary Course of Business and Accounts Payable and Accrued Expenses;

                  (xi) cancelled compromised, waived, or released any right or claim (or series of related rights and claims) involving more than $25,000;

                  (xii) transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                  (xiii) declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock, except for dividends and distributions contemplated by the Revised Fiscal 2005 Budget;

                  (xiv) made any changes in the terms of employment of any Person or terms of engagement of any sales representative, including granting any increase in the compensation of any Person outside the Ordinary Course of Business, or adopted amended, modified or terminated any Compensation and Benefits Plan;

                  (xv) made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

                  (xvi) paid or discharged any Liability other than Accounts Payable and Accrued Expenses and Seller Debt in the Ordinary Course of Business;

                  (xvii) made any loans or advances of money to any Person outside the Ordinary Course of Business;

                  (xviii) made any change in any method of accounting or auditing practice;

                  (xix) intentionally disclosed any Confidential Information or

                  (xx) committed to any of the foregoing.

      SECTION 3.09 UNDISCLOSED LIABILITIES. Seller does not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (a) Liabilities set forth on the face of the Most Recent Balance Sheet, (b) Liabilities that have arisen after Most Recent Balance Sheet Date in the Ordinary Course of Business (none of that results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) and (c) Liabilities under the Contracts disclosed in SCHEDULE 3.17.

      SECTION 3.10 LEGAL COMPLIANCE. Seller has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder of all Governmental Authorities (and all agencies thereof), including the immigration, anti-competitive practices, advertising and labeling rules, customs, tariff and importation rules, registration of trade names used in textile and apparel merchandising, the Flammable Fabrics Act, the Fair Packaging and Labeling Act, the Magnuson-Moss Warranty Act, the Consumer Product Safety Act, the Textile Fiber Products Identification Act, the Fur Products Labeling Act, the Wool Products Labeling Act, and the Federal Trade Commission's Care Labeling Rule, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been delivered to Seller or filed or commenced against it alleging any failure so to comply. Seller has all Governmental Authority licenses and permits necessary for the conduct of its Business, all of which are in full force and effect and listed on SCHEDULE 3.10.

      SECTION 3.11 TAX MATTERS.

            (a)   Income Taxes.

                  (i) Seller is an S corporation as defined in Code Section 1361, and Seller is not and has not been subject to either the built-in-gains tax under Code Section 1374 or the passive income tax under Code Section 1375. Seller has been treated as a pass-through entity for federal income Tax purposes and for purposes of all applicable state and local income Taxes for all times and therefore has not had and will not have any Liability for any income Taxes.

                  (ii) None of the Acquired Assets constitutes "tax exempt use property" within the meaning of Section 168(h)(1) of the Code.

                  (iii) None of the Acquired Assets is property required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986.

            (b) Other Taxes. With respect to all Taxes other than income taxes ("OTHER TAXES"):

                  (i) Seller has timely filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects and were prepared in compliance with all applicable Legal Requirements. All Taxes owed by Seller (whether or not shown or required to be shown on any Tax Return) have been paid. Except for an extension filed by Seller with the Internal Revenue Service for its federal tax returns which were required to be filed on March 15, 2005, Seller is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (ii) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

                  (iii) To Seller's Knowledge, there is no Basis for any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of Seller either (i) claimed or raised by any authority in writing or (ii) as to which any of Stockholders and the directors and officers (and employees responsible for Tax matters) of Seller has Knowledge based upon personal contact with any agent of such authority.

                  (iv) SCHEDULE 3.11 lists all federal, state, local, and foreign income Tax Returns filed with respect to Seller for taxable periods ended on or after January 1, 2002, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has delivered to Buyer correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Seller January 1, 2002. No audit or other proceeding by any Governmental Authority is pending or, to the Knowledge of Seller, threatened with respect to any Other Taxes due from or with respect to Seller, or any Tax Return of Seller.

                  (v) No Governmental Authority has given notice of any intention to assert any deficiency or claim for additional Other Taxes against Seller, and no claim in writing has been made by any Governmental Authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and all deficiencies for Other Taxes asserted or assessed against Seller have been fully and timely paid, settled or properly reflected in the Financial Statements.

                  (vi) Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (vii) Seller is not a party to any Tax allocation or sharing agreement. Seller (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return and (ii) has no Liability for the Taxes of any Person under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  (viii) There are no Other Tax deficiencies or claims (including penalties and interest) of any kind asserted, assessed or to Seller's Knowledge, that could be asserted or assessed against or relating to Seller with respect to any taxable periods ending on or before, or including, the Closing Date of a character or nature that would result in any Lien on any of the Acquired Assets or on Buyer's right, title or use of the Acquired Assets or that would result in any claim against Buyer.

      SECTION 3.12 LEASED REAL PROPERTY.

            (a) Seller does not own any real property of any kind and Seller is not a party to any agreement or option to purchase any real property or interest therein.

            (b) SCHEDULE 3.12(b) sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document and a list of each amendment thereto). Seller has delivered to Buyer a true and complete copy of each such Lease (including all amendments thereto). With respect to each Leased Real Property:

                  (i) such Lease is legal, valid, binding, enforceable and in full force and effect and Seller has a valid and subsisting leasehold estate in and the right to non-disturbance and quiet enjoyment of the Real Property subject to the Lease for the full term thereof;

                  (ii) except for the consents listed in SCHEDULE 3.03(a), the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

                  (iii) Seller's possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, there are no disputes with respect to such Lease and no event has occurred and no condition exists that would interfere with the Buyer's quiet enjoyment and use of the Leased Real Property following the Closing in the manner that it is currently used in the Business;

                  (iv) Neither Seller nor, to Seller's Knowledge, any other party to the Lease is in breach of or default under such Lease, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

                  (v) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;

                  (vi) Seller does not owe, and will not owe in the future, any brokerage commissions or finder's fees with respect to such Lease;

                  (vii) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, Seller;

                  (viii) Seller has not assigned, subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof;

                  (ix) Seller has not collaterally assigned or granted any other Lien in such Lease or any interest therein; and

                  (x) there are no Liens on the estate or interest created by such Lease other than Permitted Liens.

            (c) Except for the Mexican Facilities, the Leased Real Property comprise all of the real property used or intended to be used in, or otherwise related to, the Business.

            (d) To the Knowledge of Seller, all buildings, structures, fixtures, building systems and equipment, and all components thereof, including but not limited to the roof, foundation, load-bearing walls, and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm, and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring, and cable installations, included in the Leased Real Property (the "IMPROVEMENTS") are in good condition and repair (subject to normal wear and tear) and sufficient for the operation of Seller's Business as currently conducted and as proposed to be conducted. To the Knowledge of Seller, all Improvements have been maintained periodically and regularly in compliance with manufacturer's recommendations, and in compliance with the standards of the trade and industry pertaining thereto. To the Knowledge of Seller, there are no structural deficiencies, patent defects or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any respect with the use or occupancy of the Improvements or any portion thereof in the operation of Seller's Business as currently conducted thereon or as proposed to be conducted.

            (e) There is no condemnation, expropriation or other proceeding in eminent domain, pending or, to the Knowledge of Seller, threatened, affecting any parcel of Leased Real Property or any portion thereof or interest therein. There is no injunction, decree, order, writ or judgment outstanding, or any claim, litigation, administrative action or similar proceeding, pending or, to the Knowledge of Seller, threatened, relating to the ownership, lease, use or occupancy of the Leased Real Property or any portion thereof, or the operation of the Business as currently conducted thereon.

            (f) To the Knowledge of Seller, the Leased Real Property is in compliance with all applicable building, zoning, subdivision, health and safety and other land use laws, including but not limited to the Americans with Disabilities Act of 1990, as amended, Environmental, Health, and Safety Requirements, and all insurance requirements affecting the Leased Real Property (collectively, the "REAL PROPERTY LAWS"), and the current use and occupancy of the Leased Real Property and operation of Seller's business thereon do not violate any Real Property Laws. Seller has not received any notice of violation of any Real Property Law and, to the Knowledge of Seller, there is no Basis for the issuance of any such notice or the taking of any action for such violation. To the Knowledge of Seller, there is no pending or anticipated change in any Real Property Law that will materially impair the ownership, lease, use or occupancy of any Leased Real Property or any portion thereof in the continued operation of Seller's Business as currently conducted thereon.

            (g) To Seller's Knowledge, all water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Commerce City Facilities have been installed and are operational and sufficient for the operation of the Business as currently conducted thereon and as contemplated to be conducted. To Seller's Knowledge, each such utility service enters the Commerce City Facilities from an adjoining public street or valid private easement in favor of the supplier of such utility service or appurtenant to the Commerce City Facilities, and is not dependent for its access, use or operation on any land, building, improvement or other real property interest that is not included in the Commerce City Facilities.

            (h) All certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the "REAL PROPERTY PERMITS") of all Governmental Authorities, board of fire underwriters, association or any other entity having jurisdiction over the Commerce City Facilities that are required or appropriate to use or occupy the Commerce City Facilities or for Seller's operation of the Business as currently conducted thereon have been issued and are in full force and effect. SCHEDULE 3.12(i) lists all Real Property Permits held by Seller with respect to the Commerce City Facilities. Seller has delivered to Buyer a true and complete copy of all Real Property Permits. Seller has not received any notice from any Governmental Authority threatening a suspension, revocation, modification or cancellation of any Real Property Permit and, to the Knowledge of Seller, there is no Basis for the issuance of any such notice or the taking of any such action. The Real Property Permits are transferable to Buyer without the consent or approval of the issuing Governmental Authority or entity; no disclosure, filing or other action by Seller is required in connection with such transfer; and Buyer shall not be required to assume any additional liabilities or obligations under the Real Property Permits as a result of such transfer.

            (i) To Seller's Knowledge, none of the Leased Real Property or any portion thereof is located in a flood hazard area (as defined by the Federal Emergency Management Agency).

      SECTION 3.13 INTELLECTUAL PROPERTY.

            (a) SCHEDULE 3.13(a) identifies each patent or patent registration that has been issued to Seller or used by Seller and each pending patent application or application for patent registration that Seller has made with respect to any of its Intellectual Property. Seller has not granted any license, sublicense, agreement, or other permission to any third party with respect to any of its patents, patent registrations, and patent applications. Seller has delivered to Buyer correct and complete copies (including all amendments) of all such patents, registrations, and applications and has made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item.

            (b) SCHEDULE 3.13(b) identifies each trademark, service mark, trade name, corporate name or Internet domain name, owned or claimed by Seller.

            (c) SCHEDULE 3.13(c) identifies each registered copyright owned or claimed by Seller in connection with its Business.

            (d) With respect to each item of Intellectual Property required to be identified in SCHEDULES 3.13(a), (b) AND (c):

            (i) Seller exclusively owns and possesses, without any breaks in the chain of title, all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction or limitation regarding use or disclosure (excluding computer software items described in Section 3.13(e));

            (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

            (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Seller, is threatened that challenges the legality, validity, enforceability, use, or ownership of the item, and, to the Knowledge of Seller, there is no Basis for the same;

            (iv) except as set forth in the IP Licenses or the IP Documents, Seller has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item; and

            (v) no loss or expiration of the item is threatened or pending, (by means of any opposition, invalidation, or cancellation proceeding, or otherwise), except for (i) patents and copyrights expiring after the date hereof at the end of their statutory terms (and not as a result of any act or omission by Seller, including without limitation, a failure by Seller to pay any required registration, maintenance, or renewal fees) and (ii) trademarks requiring after the date hereof declarations of continued use, incontestability or renewal (all of which Seller could file as of the date hereof if such date was the required filing date therefore), and, to the Knowledge of Seller, no such action is threatened with respect to the item.

            (e) SCHEDULE 3.13(e) identifies each item of Intellectual Property that any third party owns and that Seller uses pursuant to license agreements (other than Commercial Software) (the "IP LICENSES"), and, except as set forth therein, Seller is not a party to any sublicense, other type of agreement, or permission with respect to any items of Intellectual Property that any third party owns and Seller uses. Except as required by the IP Licenses and the IP Documents, Seller has the right to use without payment to a third party all of the Intellectual Property used in the Business. Seller has delivered to Buyer correct and complete copies of all IP Licenses, including all amendments thereto, whether formal or by way of letter agreement. With respect to each IP
License:

                  (i) the IP License covering the item is legal, valid, binding, enforceable, and in full force and effect;

                  (ii) the IP License will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following consummation of the transactions contemplated hereby (including the Assignments and Assumptions contemplated in Article II);

                  (iii) neither it nor to Seller's Knowledge, the other party to the IP License, is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                  (iv) without limiting the foregoing, Seller has for all prior periods, duly paid to the licensors of each IP License all royalties payments and made all advertising expenditures required to be made by the terms of each IP License, whether characterized as percentage of royalties, guaranteed minimum royalties, percentage advertising payments, minimum guaranteed advertising payments, and all other royalties, fees and penalties, interests, charges due, owing or accrued to the licensors under the IP Licenses, and has properly accrued in its books and records in accordance with GAAP used in the Most Recent Financial Statements all such payments which have not been made which are not required as of the date of this Agreement by the terms of the IP Licenses and will do so in the Closing Working Capital Statement;

                  (v) no party to any IP License has repudiated any provision thereof; and

                  (vi) to Seller's Knowledge, the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                  (vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Seller is threatened that challenges the legality, validity, enforceability or Seller's use of the underlying item of Intellectual Property, seeks to restrict Seller's use of the underlying item of Intellectual Property, or alleging that Seller's use of the underlying Intellectual Property constitutes infringement and, to the Knowledge of Seller , there is no Basis for the same; and

                  (viii) Seller has not granted any sublicense, assignment, distributorship or similar right with respect to the license, sublicense, agreement, or permission and has at all times directly and exclusively conducted the marketing, sale and distribution of products authorized by the IP License.

            (f) SCHEDULE 3.13(f)(i) contains a brief description of the computer system utilized in the Business, specifying the components of the hardware and software computer (other than commercially available off-the-shelf software purchased or licensed for less than a cost of $1,000 individually or $10,000 in the aggregate (collectively, the "COMMERCIAL SOFTWARE") comprising such system which are respectively owned, leased or licensed by Seller. SCHEDULE 3.13(f)(ii) lists all Commercial Software licensed or used by Seller, indicating which is transferable and non-transferable. SCHEDULE 3.13(f)(iii) hereto lists all material contracts, licenses, agreements and other instruments, to which Seller is a party or which otherwise govern Seller's actions with respect to the Intellectual Property (other than the IP Licenses, Commercial Software and those items of Intellectual Property required to be identified in SCHEDULES 3.13(a),
(b) AND (c)), that are currently in effect with respect to any of Seller's Intellectual Property (collectively, the "IP DOCUMENTS"). The IP Documents are in full force and effect. The consummation of the transactions contemplated by this Agreement will not violate or result in the breach, modification, cancellation, termination, or suspension of the IP Documents and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any rights of Seller to any of its Intellectual Property. Upon the consummation of the transactions contemplated hereby on the Closing Date, Buyer will have the legal right and be able to continue to utilize Seller's existing computer systems without interruption. Seller is in material compliance with, and has not materially breached any term of any IP Document and, to the Knowledge of Seller, all other parties to the IP Documents are in compliance with, and have not breached any term of, such IP Documents.

            (g) The Intellectual Property listed in SCHEDULES 3.13(a), (b) AND
(c) and the IP Licenses constitutes all the Intellectual Property necessary for the operation of the Business by Seller as presently conducted and as presently proposed to be conducted. Each such item of Intellectual Property will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. Seller has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

            (h) No product made or sold by Seller interferes with, infringes upon, or misappropriates any Intellectual Property rights of third parties, and Seller has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Seller.

            (i) Seller has taken all necessary actions to maintain and protect all of the Intellectual Property of Seller in accordance with Legal Requirements and will continue to maintain and protect all of the Intellectual Property of Seller prior to Closing so as not to adversely affect the validity or enforceability thereof. To the Knowledge of Seller, the owners of any of the Intellectual Property licensed to Seller pursuant to the IP Licenses have taken all necessary actions to maintain and protect the Intellectual Property covered by such license. All products and materials containing any of the registered marks set forth in SCHEDULE 3.13(b) bear the proper federal registration notice where permitted by law. All works encompassed by the copyrights set forth in
SCHEDULE 3.13(c) have been marked with the proper copyright notice.

            (j) Seller has not developed proprietary productivity tools belonging to customers of the Business including, any molds, dies, processes, equipment and technology used in connection with the Business, and Seller is not in possession or control of any raw materials owned by any of its customers for use in connection with the Business.

            (k) Seller has all right, title and interest in and to all of its client information and related client or user data, and all proprietary databases and data collections (collectively, "PROPRIETARY INFORMATION"), and the Proprietary Information has been obtained and maintained in accordance with all applicable laws, including without limitation, all consumer protection and privacy laws. Any use or transfer of the Proprietary Information as contemplated under this Agreement will not violate the rights of any third party or result in the breach of any agreement to which Seller is a party or which otherwise governs Seller's actions with respect thereto. Seller has disclosed accurately and completely to Buyer all restrictions on Seller's use of the Proprietary Information, including any restrictions imposed by agreement, privacy policies, or applicable law.

            (l) To Seller's Knowledge, neither Seller nor any of its employees or agents has permitted any confidential information or trade secrets of Seller to be used, divulged or appropriated for the benefit of persons to the material detriment of Seller.

            (m) No Intellectual Property currently used in the Business has been developed or created by a third party for Seller.

      SECTION 3.14 TANGIBLE ASSETS. Each of the tangible assets included in the Acquired Assets which is currently used in the Business is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used and presently is proposed to be used.

      SECTION 3.15 INVENTORY.

            (a) SCHEDULE 3.15(a) contains a complete and accurate list of each address at which Seller maintains inventory. Seller's inventory consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which (a) is merchantable and fit for the purpose for which it was procured or manufactured, (b) is not slow-moving, obsolete, damaged, below standard quality, irregulars, seconds, clearance, defective, chargebacks or returns, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller, which shall be set forth in the Closing Working Capital Statement, (c) to the extent it uses any Intellectual Property licensed under any IP License, it meets all of the requirements of such IP License and (d) are carried at amounts which reflect valuations at the lower of cost, determined on a first-in first-out basis or market in accordance with GAAP used in the Most Recent Financial Statements. The quantities of Seller's inventory are reasonable in the present circumstances of Seller's Business, including being sufficient to satisfy, on a timely basis, all open purchase orders from customers. Seller has and, after the Closing, Buyer will have, no Liability for any refunds, allowances or returns in respect of products sold or services provided prior to the Closing Date or in respect of products included in the inventories of Seller on the Closing Date and distributed, shipped or sold by or for the account of Buyer after the Closing Date, except to the extent of the reserves therefor reflected in the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller, which amount shall be set forth in the Closing Working Capital Statement. All inventories disposed of subsequent to the date of the Most Recent Balance Sheet Date have been disposed of only in the Ordinary Course of Business and at prices and under terms that are normal and consistent with past practices.

            (b) SCHEDULE 3.15 (b) contains a complete and correct list of all product types and product lines comprising the Business. Seller has never been the subject of any product safety or false or deceptive or misleading advertising claims and has never been the subject of any investigation, proceeding, warning, citation or other claim by any Governmental Authority. Seller has not engaged in any advertising practices which are deceptive, misleading or otherwise in violation of any laws or regulations.

      SECTION 3.16 MEXICAN OPERATIONS. The property included in the Acquired Assets which is located at the Mexican Facilities has been properly imported in accordance with Mexican custom laws and under a current and valid Maquiladora program held by Chambers de Mexico, as the importer of record. None of the Mexican Facilities is owned or operated by Seller. No employees of Seller are also employees of Chambers de Mexico. To the Knowledge of Seller, no event has occurred and no circumstances exist which could reasonably be expected to permit state, local or federal Mexican Governmental Authorities to seize, put a Lien on, or otherwise obtain control of any of the Acquired Assets located at the Mexican Facilities. Seller has not taken any action that may adversely affect any of the Acquired Assets located at the Mexican Facilities.

      SECTION 3.17 CONTRACTS.

            (a) SCHEDULE 3.17 lists the following Contracts to which Seller is a party:

                  (i) any Contract for the lease of personal property to or from any Person providing for lease payments after the date hereof in excess of $25,000;

                  (ii) any Contract for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance;

                  (iii) any Contract involving fixed price or fixed volume arrangements;

                  (iv) any Contract concerning joint venture, partnership, manufacturer, development or supply or which involves royalty payments or a sharing of revenues, profits, losses, costs or Liabilities by Seller;

                  (v) any Contract under which Seller has created, incurred, assumed, or guaranteed any indebtedness for borrowed money or factored any receivables, any Capital Lease or under which Seller has imposed a Lien on any of its assets, tangible or intangible;

                  (vi) any Contract concerning any acquisition, merger or similar type of transaction entered into by Seller during the six years prior to the date hereof,

                  (vii) any Contract concerning collective bargaining terms or arrangements with any labor union or other employee representative of a group of employees,

                  (viii) any Contract with any Governmental Authority,

                  (ix) any Contract concerning confidentiality, non-competition or restrictions on the manner in which the Business may be conducted;

                  (x) any Contract involving any of Stockholder or any of their Affiliates (other than Seller);

                  (xi)   any Compensation and Benefits Plan;

                  (xii) any Contract involving the employment of any Person on a full-time, part-time, consulting, or other basis or providing severance benefits;

                  (xiii) any Contract under which Seller has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (xiv) any Contract under which the consequences of a default or termination could involve a Material Adverse Effect;

                  (xv) any settlement, conciliation or similar Contract, the performance of which will involve payment after the date hereof in excess of $25,000;

                  (xvi) any Contract under which Seller has advanced or loaned any other Person amounts in the aggregate exceeding $25,000; or

                  (xvii) any Contract, the performance of which involves consideration in excess of $25,000.

            (b) Seller has delivered to Buyer a correct and complete copy of each written Contract listed in SCHEDULE 3.17 (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in SCHEDULE 3.17. With respect to each such Contract: (A) the Contract is legal, valid, binding, enforceable, and in full force and effect; (B) the Contract will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article II above); (C) neither Seller nor, to the Knowledge of Seller, any other party to such Contract is in breach or default, and, to the Knowledge of Seller, no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Contract; and (D) no party has repudiated any provision of the Contract.

      SECTION 3.18 NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of Seller, whether reflected in the Most Recent Balance Sheet, the books and records of Seller or the Closing Working Capital Statement (except for any notes included in the Excluded Assets) (a) have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice,
(b) are reflected properly on its books and records, (c) are valid receivables subject to no setoffs or counterclaims, are current and collectible within ninety (90) days of the invoice date, and (d) will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller, which amount shall be set forth in the Closing Working Capital Statement. Except as reflected in set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller, which amount set forth in the Closing Working Capital Statement, Seller has not incurred any Liabilities to customers for discounts, refunds or returns. Buyer has no obligation pursuant to any Legal Requirements (whether in bankruptcy or insolvency proceedings or otherwise) to repay, return, refund or forfeit any receivables collected by Seller prior to the Closing Date and will not have any such Liability for any receivables reflected on the Closing Working Capital Statement.

      SECTION 3.19 POWERS OF ATTORNEY AND BANK ACCOUNTS. Except for powers of attorney granted by Seller to its attorneys with respect to its trademarks (which will be terminated as of the Closing), there are no outstanding powers of attorney executed on behalf of Seller. SCHEDULE 3.19 sets forth the name, account number, signatories, financial institution (which branch, address and contact person) of all banking or financial institution accounts, deposit or concentration accounts, safety deposit boxes, money market accounts, brokerage accounts, investment accounts maintained by Seller.

      SECTION 3.20 INSURANCE.

            (a)SCHEDULE 3.20 sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage, product liability and bond and surety arrangements) to which Seller or any of its former Subsidiaries has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five (5) years:

                  (i) the name, address, and telephone number of the agent;

                  (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                  (iii) the policy number and the period of coverage;

                  (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                  (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

            (b) With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article II above); (iii) neither Seller nor, to the Knowledge of Seller, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and, to the Knowledge of Seller, no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision thereof. Each of Seller and its former Subsidiaries has been covered during the past six years by insurance in scope and amount customary and reasonable for the business in which it has engaged during the aforementioned period. SCHEDULE 3.20 describes any self-insurance arrangements affecting Seller.

      SECTION 3.21 LITIGATION. Seller is not (a) subject to any outstanding injunction, judgment, order, decree, ruling, or charge and (b) is not a party or, to the Knowledge of Seller, threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any Governmental Authority or before any arbitrator. To Seller's Knowledge, there is no Basis for an action, suit, proceeding, hearing, or investigation to be brought or threatened against Seller.

      SECTION 3.22 PRODUCT WARRANTY. Each product manufactured, sold, leased, or delivered by Seller has been in conformity with all applicable contractual commitments and all express and implied warranties, and Seller does not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller, which shall be set forth in the Closing Working Capital Statement. SCHEDULE 3.22 sets forth the standard terms and conditions of sale for Seller (containing applicable guaranty, warranty, and indemnity provisions). No product manufactured or sold, delivered by Seller is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in SCHEDULE 3.22.

      SECTION 3.23 PRODUCT LIABILITY. Seller does not have any Liability (and, to Seller's Knowledge, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, or delivered by Seller.

      SECTION 3.24 EMPLOYEES.

            (a) With respect to the Business :

                  (i) there is no collective bargaining agreement or relationship with any labor organization;

                  (ii) to the Knowledge of Seller, no executive or manager of Seller (A) has any present intention to terminate his or her employment, or (B) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any Person besides such entity that would be material to the performance of such employee's employment duties, or the ability of such entity or Buyer to conduct the Business of such entity;

                  (iii) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition;

                  (iv) to the Knowledge of Seller, no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists;

                  (v) no labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none is underway or, to the Knowledge of Seller, threatened;

                  (vi) there is no workmens' compensation liability, experience, or matter that could have a Material Adverse Effect;

                  (vii) there is no employment-related charge, complaint, grievance, investigation, inquiry, or obligation of any kind, pending or, to the Knowledge of Seller, threatened in any forum, relating to an alleged violation or breach by Seller (or its or their officers or directors) of any law, regulation, or contract; and

                  (viii) to the Knowledge of Seller, no employee or agent of Seller has committed any act or omission giving rise to material liability for any violation or breach identified in subsection (vii) above.

            (b) There are no employment contracts or severance agreements with any employees of Seller. Seller has provided Buyer with true, correct and complete copies of all personnel policies, rules, or procedures applicable to employees of Seller.

            (c) Within the past three (3) years, Seller has not implemented any plant closing or layoff of employees that could implicate the WARN Act, and no such action will be implemented without advance notification to Buyer other than the termination of employees by Seller at the time of Closing in connection with the transactions contemplated by this Agreement.

      SECTION 3.25 EMPLOYEE BENEFITS.

            (a) SCHEDULE 3.25(a) lists each Employee Benefit Plan that Seller maintains, to which Seller contributes or has any obligation to contribute, or with respect to which Seller has any Liability.

                  (i) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and the terms of any applicable collective bargaining agreement and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                  (ii) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met with respect to each such Employee Benefit Plan and each Employee Benefit Plan maintained by an ERISA Affiliate that is an Employee Welfare Benefit Plan subject to COBRA.

                  (iii) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Seller. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

                  (iv) Each such Employee Benefit Plan that is intended to meet the requirements of a "qualified plan" under Code Section 401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan. All such Employee Benefit Plans have been timely amended for the requirements of the Tax legislation commonly known as "GUST" and "EGTRRA" and have been submitted to the Internal Revenue Service for a favorable determination letter on the GUST requirements within the remedial amendment period prescribed by GUST.

                  (v) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan or any Employee Benefit Plan maintained by an ERISA Affiliate. No Person who is a fiduciary under ERISA has any Liability for breach of his or her fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Seller, threatened. Seller has no Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

                  (vi) Seller has delivered to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements that implement each such Employee Benefit Plan.

            (b) Neither Seller nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability under or with respect to any Employee Pension Benefit Plan that is a "defined benefit plan" (as defined in ERISA Section (35)). No asset of Seller is subject to any Lien under ERISA or the Code.

            (c) Neither Seller nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability (including withdrawal liability as defined in ERISA Section 4201) under or with respect to any Multiemployer Plan.

      SECTION 3.26 GUARANTIES. Seller is not a guarantor or otherwise is liable for any Liability (including indebtedness) of any other Person.

      SECTION 3.27 ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS.

            (a) Seller has complied and is in compliance with all Environmental, Health, and Safety Requirements.

            (b) Without limiting the generality of the foregoing, Seller has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities (including but not limited to the Commerce City Facilities) and the operation of its Business; and a list of all such Governmental Authorizations is set forth on SCHEDULE 3.27(b).

            (c) Seller has not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities, including any investigatory, remedial or corrective obligations, relating to Seller or its facilities arising under Environmental, Health, and Safety Requirements.

            (d) To the Knowledge of Seller, none of the following exists at any property or facility owned or operated by Seller: (i) underground storage tanks,
(ii) asbestos-containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments, or disposal areas.

            (e) Neither Seller nor its predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future Liabilities, including any Liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys' fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended, or any other Environmental, Health, and Safety Requirements.

            (f) Neither Seller nor its predecessors or Affiliates has designed, manufactured, sold, marketed, installed, or distributed products or other items containing asbestos, and none of such entities is or will become subject to any Asbestos Liabilities.

            (g) Neither Seller nor its predecessors or Affiliates has assumed, undertaken or otherwise become subject to any Liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

            (h) To Seller's Knowledge, no facts, events or conditions relating to the past or present facilities, properties or operations of Seller, its former Subsidiaries, or any of their respective predecessors or Affiliates will give rise to any Liabilities pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to on-site or off-site releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

            (i) Seller has furnished to Buyer all environmental audits, reports and other material environmental documents relating to its predecessors' or Affiliates' past or current properties, facilities, or operations that are in its possession or under its control.

      SECTION 3.28 RELATIONSHIPS WITH RELATED PARTIES.

            (a) Except as described on SCHEDULE 3.28(a), neither Stockholders nor any of nor any of the directors, officers, employees of Seller, nor any family members or Affiliates of any of the foregoing Persons has been involved in any business arrangement or relationship with Seller within the past twenty-four (24) months, and none of the foregoing Persons owns any asset, tangible or intangible, that is used in the business of Seller.

            (b) Except as described on SCHEDULE 3.28(b),Seller is not indebted to any Stockholder or any of the directors, officers, employees of Seller, or any of their respective family members or Affiliates, except for amounts due as normal salaries, wages, benefits or reimbursement of ordinary business expenses. No such Person is now, or on the Closing Date will be, indebted to Seller, except for ordinary business expense advances due from employees of Seller.

      SECTION 3.29 LICENSORS, MANUFACTURERS, CUSTOMERS AND SUPPLIERS. No licensor under an IP License has indicated that it intends not to renew or otherwise terminate the IP License Agreement between such licensor and Seller. No manufacturer, supplier or service provider of Seller has indicated nor does Seller have any Knowledge that any such manufacturer, supplier or service provider that it has any intention that it shall stop, or decrease the rate of, producing or supplying materials, products or services to Seller, and no customer has indicated nor does Seller have any Knowledge that any customer has any intention to stop, or decrease the rate of, buying products from Seller or of returning any products or goods of the Business, other than returns in the Ordinary Course of Business, whether as a result of the transactions contemplated hereunder or otherwise. Without limiting the foregoing, except for anticipated changes with respect to the sales of Seller's Rider brand products to the extent reflected in the Revised Fiscal 2005, 2006 and 2007 Budgets, no licensor under any IP License Agreement, manufacturer, supplier, service provider or customer has indicated that it intends to materially adversely change any aspect of its business relationship with Seller.

      SECTION 3.30 COMPLIANCE WITH THE FOREIGN CORRUPT PRACTICES ACT AND EXPORT CONTROL AND ANTIBOYCOTT LAWS

            (a) Neither Seller nor any of its officers, directors, nor, to the Knowledge of Seller, any employees or agents (or stockholders), representatives or other persons acting on the express, implied or apparent authority of any Seller, have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful payment of money or other thing of value, any unlawful discount, or any other unlawful inducement, to or from any person or Governmental Authority in the United States or elsewhere in connection with or in furtherance of the business of Seller (including, without limitation, any unlawful offer, payment or promise to pay money or other thing of value (i) to any foreign official, political party (or official thereof) or candidate for political office for the purposes of influencing any act, decision or omission in order to assist Seller in obtaining business for or with, or directing business to, any person, or (ii) to any person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised unlawfully to any such official or party for such purposes). The Business is not in any manner dependent upon the making or receipt of such unlawful payments, discounts or other inducements. Seller has not otherwise taken any action that could cause Seller to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, the regulations thereunder, or any applicable Legal Requirements of similar effect.

            (b) Seller has made all payments to third parties by check mailed to such third parties' principal place of business or by wire transfer to a bank located in the same jurisdiction as such party's principal place of business.

            (c) Seller has at all times been in compliance with all Legal Requirements relating to export control and trade embargoes. No product sold or service provided by Seller during the last five (5) years has been, directly or indirectly, sold to or performed on behalf of Cuba, Iraq, Iran, Libya or North Korea.

            (d) Seller has not violated the antiboycott prohibitions contained in 50 U.S.C. sect. 2401 et seq. or taken any action that can be penalized under
Section 999 of the Code. During the last five (5) years, Seller has not been a party to, is not a beneficiary under and has not performed any service or sold any product under any Contract under which a product has been sold to customers in Bahrain, Iraq, Jordan, Kuwait, Lebanon, Libya, Oman, Qatar, Saudi Arabia, Sudan, Syria, United Arab Emirates or the Republic of Yemen.

      SECTION 3.31 INVESTMENT REPRESENTATIONS.

            (a) Seller is acquiring the Phoenix Shares for its own account and not with a view to, or for resale in connection with, the distribution thereof in contravention of securities laws.

            (b)Seller has received (whether via EDGAR, the Internet or otherwise) and read the SEC Documents and has had an opportunity to discuss Phoenix 's business, management and financial affairs with officers and management of Phoenix and has had the opportunity to review Buyer's operations and facilities. Seller has also had the opportunity to ask questions of and receive answers from Buyer and its management regarding the terms and conditions of this investment.

            (c) Seller is an "accredited investor" as defined in Rule 501 under the Securities Act.

            (d) Seller understands that the Phoenix Shares it is acquiring are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such Phoenix Shares may be resold without registration under the Securities Act only in limited circumstances. In the absence of an effective registration statement covering the Phoenix Shares or an available exemption from registration under the Securities Act, the Shares must be held indefinitely.

            (e) Seller acknowledges that Phoenix and its advisors will rely on the representations and warranties of Seller contained in this Section 3.31 for purposes of determining whether the issuance of the Phoenix Shares is exempt from registration under the Securities Act and other applicable securities laws.

      SECTION 3.32 DISCLOSURE.

            (a) All documents referred to in this Agreement, including in the Schedules or Exhibits, and the corporate minute books of Seller to the extent relevant to the transactions contemplated by the Agreement have been delivered or made available to Buyer to the extent requested by Buyer. Such corporate minute books contain all of the minutes of meetings of stockholders, board of directors, and any committees of the board of directors that have been held preceding the date hereof relating to the Business and all of the written consents to action executed in lieu thereof.

            (b) None of the representations, warranties or statements of Seller and/or Stockholders contained in this Agreement, in the Schedules or Exhibits hereto, or in any other agreement, instrument or document executed or delivered by or on behalf of such Person in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the representations, warranties or statements made therein in light of the circumstances under which they were made, not false or misleading. Seller acknowledges that the statements contained in this Section shall not be deemed to limit or qualify any of the other representations or warranties contained in this Agreement, in the Schedules or Exhibits hereto or in any agreement delivered in connection herewith.

                                   ARTICLE IV
                     BUYER'S REPRESENTATIONS AND WARRANTIES

      Buyer represents and warrants to Seller that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date in all material respects (except to the extent that such representations and warranties are qualified by the terms "material", "Material Adverse Effect" or "Material Adverse Change", in which case such representations and warranties (as so written, including the term "material", "Material Adverse Effect" or "Material Adverse Change") shall be true, correct and complete in all respects) (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV).

      SECTION 4.01 ORGANIZATION OF BUYER. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Buyer is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Buyer has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the Business as it currently exist and in which it is proposed to be carried on and to own and use the Acquired Assets.

      SECTION 4.02 AUTHORIZATION OF TRANSACTION. Buyer has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder. This Agreement and, when executed by Buyer, the Ancillary Agreements to which it is a party will, constitute the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Buyer will be a party have been duly authorized by Buyer. Phoenix has full corporate power and authority to execute and deliver the Phoenix Guaranty. The Phoenix Guaranty constitutes the valid and legally binding obligation of Phoenix, enforceable in accordance with its terms and conditions. The execution, delivery and performance of the Phoenix Guaranty has been duly authorized by Phoenix.

      SECTION 4.03 NON-CONTRAVENTION. Neither the execution and delivery of this Agreement nor the Ancillary Agreements nor the Phoenix Guaranty, nor the consummation of the transactions contemplated hereby or thereby (including the assignments and assumptions referred to in Article II above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority or court to which Buyer or Phoenix is subject or any provision of their respective charters, bylaws, or other governing documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, Contract, lease, license, instrument, or other arrangement to which Buyer or Phoenix is a party or by which Buyer or Phoenix is bound or to which any of their assets are subject. Neither Buyer nor Phoenix needs to give any notice to, make any filing with, or obtain Governmental Authorization in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Article II above and the execution and delivery of the Phoenix Guaranty).

      SECTION 4.04 SEC DOCUMENTS. Buyer has made available to Seller or its counsel through EDGAR a true and complete copy of Phoenix's Annual Report on Form 10-K for the fiscal year ended January 1, 2005 and Buyer will have made available to Seller or its counsel through EDGAR true and complete copies of any, Quarterly Reports on Form 10-Q and Current Report on Form 8-K filed with the Commission filed with the Commission by Phoenix prior to the Closing Date (collectively, the "SEC DOCUMENTS"). As of the respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Exchange Act and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed SEC Document prior to the date hereof.

      SECTION 4.05 BROKERS' FEES. Neither Buyer nor Phoenix has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

                                    ARTICLE V
                              PRE-CLOSING COVENANTS

      The Parties agree as follows with respect to the period between the execution of this Agreement and earlier to occur of (i) the Closing or (ii) the termination of this Agreement pursuant to Section 7.01:

      SECTION 5.01 GENERAL. Each of the Parties will use his, her, or its commercially reasonable efforts to take all actions and to do all things necessary, proper, or advisable to satisfy the other Parties' Closing conditions set forth in Article VI below.

      SECTION 5.02 CERTAIN CONSENTS AND NOTICES. Without limiting the generality of Section 5.01, prior to Closing

            (a) Seller shall use its commercially reasonable efforts to obtain from each of the licensors under the IP Licenses (the "IP LICENSORS") a consent and estoppel certificate in form and substance satisfactory to Buyer, dated the Closing Date and duly executed by the IP Licensors, evidencing, among other things, their consent to Seller's assignment of the IP Licenses pursuant to the terms hereof.

            (b) Seller shall use its commercially reasonable efforts to enter into the agreements or to assist Buyer in entering into the agreements described in Section 6.01(m) below.

            (c) Seller will give notice to third parties and exercise its commercially reasonable efforts to obtain, at its expense, all waivers, consents or approvals required from third parties referred to in SCHEDULE 3.03(a) other than the IP Licensors.

            (d) Seller will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain, at its expense, any Governmental Authorizations in connection with the matters referred to in SCHEDULE 3.03(b) above.

            (d) Buyer shall exercise commercially reasonable efforts to cause Phoenix, at its expense, to have the Closing Phoenix Shares listed on the AMEX. On or before the date of issuance of any Additional Phoenix Shares, Buyer shall exercise commercially reasonable efforts to cause Phoenix, at its expense, to have the Additional Phoenix Shares listed on the AMEX.

      SECTION 5.03 LEASED REAL PROPERTY. Without limiting the generality of
Section 5.01,

            (a) Seller shall use its commercially reasonable efforts to obtain, at its sole cost and expense from the landlords under the Leases for the Leased Real Property other than the Phoenix AZ Facility and the Commerce City Facilities, to the assignment of such Leases pursuant to the terms hereof.

            (b) Seller shall use its commercially reasonable efforts to obtain, at its sole cost and expense, from the landlord or other party whose consent thereto under the Leases for the Phoenix AZ Facility and the Commerce City Facilities (i) a waiver of landlord liens and collateral assignment of lease or leasehold mortgage in form and substance satisfactory to Buyer and Buyer's lenders (the "LANDLORD CONSENTS") (ii) estoppel certificate with respect to each such Lease, dated no more than thirty (30) days prior to the Closing Date in form and substance satisfactory to Buyer (the "ESTOPPEL CERTIFICATES"); and
(iii) a non-disturbance agreement with respect to each such Lease, in form and substance satisfactory to Buyer, from each lender encumbering any real property underlying the Leased Real Property for such Lease (the "NON-DISTURBANCE AGREEMENT")

            (c) Seller shall, at its sole cost and expense, provide Buyer with a Phase I Environmental Report (prepared in accordance with ASTM standards) for the Commerce City Facilities ("COMMERCE CITY PHASE I") which shall be certified to Buyer and prepared by independent consultants approved by Buyer.

            (d) Seller shall use its commercially reasonable efforts to assist Buyer in obtaining the documents from the landlord under the Commerce City Facilities and from Governmental Authorities to the extent necessary to satisfy Buyer with respect thereto.

      SECTION 5.04 PRESERVATION AND OPERATION OF BUSINESS.

            (a) Seller shall: (i) keep the Business and properties substantially intact, including its present operations, physical facilities, working conditions, insurance policies, and maintain its relationships and goodwill with landlords, lessors, licensors, manufacturers, suppliers, customers, employees and others having business relationships with it; (ii) maintain and purchase adequate levels of inventories to carry on the Business in the Ordinary Course of Business; (iii) maintain the Acquired Assets in a state of repair and condition that complies with Legal Requirements in all material respects and is consistent with the requirements and normal conduct of the Business; (iv) make the capital expenditures contemplated by the Revised Fiscal 2005 Budget during such period, if any; (v) pay its accounts payables, Seller Debt and Capital

Leases in accordance with their terms when due; (vi) keep in full force and effect, without amendment, all material rights relating to the Business; and
(vii) comply with all Legal Requirements in all material respects and contractual obligations applicable to the operations of the Business.

            (b) Seller will operate the Business in the Ordinary Course of Business and not take or engage in any practice, take any action, or enter into any transaction contrary thereto. Without limiting the generality of the foregoing, Seller will not:

                  (i) modify, change or otherwise alter the fundamental nature of the Business, except for changes relating to Chambers de Mexico to the extent contemplated by the New Maquila Contract;

                  (ii) make any material change in any respect of Seller's policies or practices with respect to the Business, including advertising, marketing, taking customer orders, pricing, purchasing, personal, sales, returns or budget or production policies;

                  (iii) sell, lease, transfer or assign any of its assets, tangible or intangible, other than for inventory in the Ordinary Course of Business through regular trade channels and sales of receivables to CIT under the CIT Factoring Agreements and the disposition of equipment that is obsolete or no longer useful in the Business for fair consideration;

                  (iv) other than accepting customer orders and issuing purchase orders in the Ordinary Course of Business, enter into any Contract (or series of Contracts) involving payments of more than $25,000 after the date hereof other than new license agreements for the Wrangler/Riders Licensed Marks that are on terms and conditions no less favorable to than the last license agreements entered into by the Seller with Wrangler Apparel Corp. and The H.D. Lee Company, Inc. with respect to the Wrangler/Riders Licensed Marks, except that there shall be no minimum royalty payments or minimum sales for the license agreement for the Riders marks;

                  (v) accelerate, terminate, cancel, permit to expire, modify or amend any Contract (or series of related Contracts) involving payments of more than $25,000 after the date hereof other than the existing license agreements with Wrangler Apparel Corp. and The H.D. Lee Company, Inc. with respect to the VF Licensed Marks which extend the term of the licenses on terms and conditions no less favorable than existed prior to December 31, 2004, except that there shall be no minimum royalty payments or minimum sales for the license agreement for the Riders marks;

                  (vi) impose or permit to exist any Lien upon any of its assets, tangible or intangible other than the Existing Liens;

                  (vii) make any capital expenditure (or series of related capital expenditures) not contemplated by the Revised Fiscal 2005 Budget;

                  (viii) make any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) not contemplated by the Revised Fiscal 2005 Budget;

                  (ix) collect its accounts and notes receivable and other payment rights from customers other than in the Ordinary Course of Business;

                  (x) incur and debt or issue any note, bond, or other debt security or create, incur assume, or guaranty any indebtedness or Capital Lease obligations except for advances under the FNBA Line of Credit and accounts payable in the Ordinary Course of Business;

                  (xi) cancel compromise, waive, or release any right or claim (or series of related rights and claims) involving more than $25,000;

                  (xii) transfer, assign, or grant any license or sublicense of any rights under or with respect to any Intellectual Property;

                  (xiii) change the articles of incorporation or bylaws of Seller;

                  (xiv) issue, sell, or otherwise dispose of any of capital stock, or grant any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                  (xv) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock (whether in cash or in kind) or redeem, purchase, or otherwise acquire any of its capital stock except dividends and distributions to the extent contemplated by the Revised Fiscal 2005 Budget;

                  (xvi) enter into any other transaction with, any of its directors, officers, or employees or any of their respective Affiliates other than with Serma Marketing or Chambers de Mexico in the Ordinary Course of Business;

                  (xvii) enter into any Contract involving employment or collective bargaining or modify the terms of any such existing Contract;

                  (xviii) make any changes in the terms of employment of any Person, including granting any increase in the compensation of any Person outside the Ordinary Course of Business, or adopt amend modify, or terminate any Compensation and Benefits Plan;

                  (xix) make or pledge to make any charitable or other capital contribution outside the Ordinary Course of Business;

                  (xx) pay or discharge any Liability other than accounts payable in the Ordinary Course of Business and the Seller Debt;

                  (xxi) make any loans or advances of money to any Person other than in the Ordinary Course of Business;

                  (xxii) take any action which would (A) adversely affect the ability of any Party to obtain any consents required for the transactions contemplated hereby, or (B) adversely affect the ability of any Party to perform it covenants herein;

                  (xxiii) make any change in any method of accounting, auditing practice or internal controls; or

                  (xxiv)  commit to any of the foregoing.

      SECTION 5.05 EMPLOYEES.

            (a) Seller has previously delivered to Buyer a list of all of the employees of Seller who are employed by Seller as of the most recent date for which such information is available. At least three (3) days prior to the Closing, Seller shall provide Buyer with update of this information to reflect all new hires, terminations or other changes of any kind. This information shall include the ages, dates of hire, compensation and job description of Seller's employees. Buyer shall obtain Seller's prior written consent before contacting any employees of Seller other than a Stockholder.

            (b) Buyer shall hire, effective as of the Closing Date, on an "at will" basis, at least the minimum number of active employees of Seller on the day immediately prior to the Closing Date required to avoid liability under the WARN Act (the "MINIMUM HIRED EMPLOYEES") on terms and conditions determined by Buyer. Buyer shall have no obligation of any kind to offer employment or hire any employee of the Business who is not actively at work on the Closing Date, or any other employees beyond the Minimum Hired Employees. Any employee of Seller who does not receive an offer of employment from Buyer or who does not accept an offer of employment from Buyer shall remain an employee of Seller unless otherwise agreed in writing by Buyer and Buyer shall have no Liability therefor; provided, however, that Seller shall have the rights to terminates any such employee in its sole discretion. Seller will not take any action which would impede, hinder, interfere or otherwise compete with Buyer's effort to hire Seller's employees. Buyer shall not assume responsibility for any employee of Seller until such employee commences employment with Buyer (such employees being hereafter referred to as the "TRANSFERRED EMPLOYEES"). For these purposes "actively at work" will mean: (i) any employee who has averaged a minimum of thirty (30) hours per week in a permanent position in the last three months prior to the Closing Date; (ii) any employee absent on the Closing Date due to the FMLA or similar state laws; (iii) any employee absent on the Closing Date due to maternity leave under the Seller's maternity leave policy; (iv) any employee absent on the Closing Date due to military duty; (v) any employee absent on the Closing Date due to jury duty; and (vi) any employee absent on the Closing Date due to vacation. Buyer shall determine in its sole discretion what benefits to provide the Transferred Employees, provided, however, Buyer will grant no service credit with respect to participation or eligibility in any employee pension benefit or 401(k) plan. Buyer shall not be in breach of this
Section 5.05 to the extent that the information provided under Section 5.05(a) is not true, correct and complete.

            (c) Following the Closing, except for wages of the Transferred Employees for Seller's last pay period ending immediately prior Closing, Seller shall pay in full all wages, salaries, commissions, bonuses, vacation pay, sick pay and other direct and indirect compensation and benefits earned by all employees, representatives, contractors and agents of Seller as well as all payroll and withholding taxes.

            (d) No provision of this Section 5.05 shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller in respect of continued employment (or resumed employment) with either the Buyer or the Business or Phoenix or any of its subsidiaries and no provision of this Section 5.05 shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Compensation and Benefit Plans or any plan or arrangement which may be established by the Buyer or Phoenix or any of its subsidiaries. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of the Buyer or Phoenix or any of its subsidiaries.

      SECTION 5.06 FULL ACCESS AND COOPERATION. Seller shall (a) afford Buyer and its Representatives and prospective lenders and their representatives (collectively, "BUYER GROUP") full and free access, during regular business hours, to Seller's personnel, properties, Contracts, Governmental Authorizations, books and records and other documents and data, customers, licensors, vendors, suppliers and sales representatives; (b) furnish Buyer Group with copies of all such Contracts, Governmental Authorizations, books and records and other existing documents and data as Buyer may reasonably request;
(c) furnish Buyer Group with such additional financial, operating and other relevant data and information as Buyer may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer's investigation of the properties, assets, condition (financial or otherwise), prospects and results of operation of Seller. In addition, Buyer shall have the right to have the tangible personal property and all Leased Real Property inspected by Buyer Group, at Buyer's sole cost and expense, for purposes of determining the physical condition and legal characteristics of the tangible personal property and Leased Real Property. No investigation by Buyer or anyone in Buyer Group shall diminish or obviate in any way any of the representations, warranties, covenants or agreements of Seller and Stockholders under this Agreement or any of the Ancillary Agreements or the right of any of Buyer Indemnitees to seek indemnification under this Agreement or any other legal rights available to any of them.

      SECTION 5.07 INTERNAL FINANCIAL STATEMENTS. Seller shall provide to Buyer internally prepared monthly balance sheets and statements of, income, changes in stockholders' equity, and cash flows within fifteen (15) days after the end of each month and a comparison of actual financial statements to the Revised Fiscal 2005 Budget.

      SECTION 5.08 CONTINUED EFFECTIVENESS OF REPRESENTATIONS AND WARRANTIES. From and after the date hereof, Seller shall use its commercially reasonable efforts to conduct the Business in such a manner so that the representations and warranties contained in Article III shall continue to be true and correct in all material respects (except for representations and warranties qualified by the term "material" or contain such terms as "Material Adverse Effect" or "Material Adverse Change", in which case such representations and warranties (as so written, including the terms "material" or "Material ") shall continue to be true and correct in all respects). From and after the date hereof, Buyer shall use its commercially reasonable efforts to conduct its business in such a manner so that the representations and warranties contained in Article IV (excluding
Section 4.04) shall continue to be true and correct in all material respects. Each Party will give prompt written notice to the other Party of any development causing a breach of any of its own representations and warranties in Article III and Article IV above, as applicable, in any material respect (except for representations and warranties qualified by the term "material" or contain such terms as "Material Adverse Effect" or "Material Adverse Change", in which case a breach of such representations and warranties (as so written, including the terms "material" or "Material " in any respect). No disclosure by any Party pursuant to this Section 5.08, however, shall be deemed to amend or supplement any Schedules or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

      SECTION 5.09 EXCLUSIVITY. Neither Stockholders nor Seller will (and Stockholders will not cause or permit Seller to) (a) enter into any Contract with respect to, or solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any of the assets of Seller other than the sale of inventory in the Ordinary Course of Business (including any acquisition structured as a merger, consolidation, or share exchange) or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Stockholders and Seller will notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing. Stockholders will not sell, assign, transfer or grant any Lien with respect to any shares of Seller's capital stock owned by them.

      SECTION 5.10 MEXICAN OPERATIONS.

            (a) Stockholders shall cause (i) Chambers de Mexico and Seller to terminate the Existing Export Maquila Contract effective as of the Closing Date and to record the fact of such termination in the Public Registry of Property of the Domicile of Chambers de Mexico in the State of Sonora, Mexico and (ii) Chambers de Mexico to enter into with Buyer the New Maquila Contract effective as of the Closing Date and such Contract shall be duly recorded in the Public Registry of Property of the Domicile of Chambers de Mexico in the State of Sonora, Mexico.

            (b) Seller shall obtain and provide to Buyer assurances reasonably satisfactory to Buyer that (i) Buyer will not be liable for any employee-related liabilities for the employees of the Mexican Facilities, upon their termination or otherwise, and (ii) that the tangible personal property included in the Acquired Assets which is located at the Mexican Facilities has been properly imported in accordance with Mexican custom laws and under a current and valid Maquiladora program held by Chambers de Mexico, as the importer of record.

      SECTION 5.11 PAY-OFF LETTER. Seller shall cause the FNBA and any other holder of Seller Debt to provide Buyer at the Closing with a letter (the "PAY-OFF LETTER") (a) stating the aggregate amount of all the outstanding Seller Debt outstanding, as of the Closing Date, and (b) agreeing that on such payment of Seller Debt, the Liens on the Acquired Assets securing Seller Debt shall be terminated. The Pay-Off Letter shall specifically provide that any of Buyer's lenders may rely thereon

      SECTION 5.12 PREPAYMENT; RELEASES. On or prior to the Closing, Seller shall pay in full Seller Debt or shall instruct Buyer to pay from the cash portion of the Purchase Price the Seller

Debt as provided in Section 2.01. As of the Closing Seller shall obtain a full release of each of the Liens granted in the Acquired Assets other than the Permitted Liens.

      SECTION 5.13 SALES TAX COMPLIANCE CERTIFICATES. Seller shall take such actions as may be necessary to provide Buyer at Closing with (a) a certificate from the Arizona Department of Revenue pursuant to Arizona Revised Statutes
Section 42-110B that Seller has paid all sales taxes due under Titles 42 and 43 of the Arizona Revised Statutes and (b) a certificate of receipt of payment of all sales and use taxes from the California State Board of Equalization as authorized in and pursuant to California Revenue and Taxation Code Sections 6811 through and including 6814 (collectively the "SALES TAX COMPLIANCE CERTIFICATES").

      SECTION 5.14 FINANCING Buyer shall use commercially reasonable efforts to assist Phoenix in obtaining the financing on terms and conditions satisfactory to Phoenix's Board of Directors in its sole and absolute discretion to the extent necessary to consummate the transactions contemplated hereby.

      SECTION 5.15 CONVEYANCE TAXES. Seller shall be responsible for all documentary, sales, use, registration, value added, transfer, stamp, recording, registration and similar Taxes, fees and costs incurred in connection with the transactions contemplated by this Agreement.

      SECTION 5.16 STOCKHOLDER VOTING OBLIGATIONS. Each Stockholder agrees to vote his or her shares of Seller to cause Seller to take each of the actions and to observe each of the undertakings that Seller has agreed to in this Agreement, including all pre-Closing and post-Closing covenants and undertakings.

                                   ARTICLE VI
                        CONDITIONS TO OBLIGATION TO CLOSE

      SECTION 6.01 CONDITIONS TO BUYER'S OBLIGATION. Buyer's obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver by Buyer of the following conditions:

            (a) Representations and Warranties. The representations and warranties set forth in Article III above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term "material," or contain terms such as, "Material Adverse Effect" or "Material Adverse Change", in which case such representations and warranties (as so written, including the term "material" or "Material") shall be true and correct in all respects at and as of the Closing Date.

            (b) Performance of Covenants. Seller and Stockholders shall have performed and complied with all of their respective covenants hereunder in all material respects except to the extent that such covenants are qualified by the term "material" or contain terms such as "Material Adverse Effect" or "Material Adverse Change", in which case such covenants as so written (including the terms "material" or "Material" shall be performed in all respects) through the Closing.

            (c) Consents. Seller shall have procured all of the third-party consents, authorizations and approvals specified in Sections 5.02 and 5.03 above.

            (d) No Litigation. No action, suit, or proceeding shall be pending or threatened before any Governmental Authority or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement,
(ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) adversely affect the right of Buyer to own the Acquired Assets or to operate the Business.

            (e) No Material Adverse Change. Since the Most Recent Balance Sheet Date, there shall not have been any Material Adverse Change.

            (f) No Real Property Damage. No damage or destruction or other change has occurred with respect to Commerce City Facilities or the Mexican Facilities or any portion thereof that, individually or in the aggregate, would materially impair the operation of the Business as currently conducted thereon or the use thereof.

            (g) Closing Certificate. Seller shall have delivered to Buyer a certificate executed by an officer of Seller to the effect that each of the conditions specified above in Section 6.01(a) - (f) is satisfied in all respects.

            (h) Governmental Authorizations. Buyer shall have received all Governmental Authorizations (including any required filings or notices) , referred to in Sections 3.03(b) and Section 4.03(b) above and Buyer shall have been presented evidence thereof with respect to Section 3.03(b) satisfactory to Buyer.

            (i) Ancillary Agreements. Other than Buyer and Phoenix, each of the Ancillary Agreements shall have been executed by the Parties thereto.

            (j) Mexican Contracts. Buyer shall have received evidence that the Existing Maquila Contract and the Existing Mexican Administration Contract have been fully terminated and are no longer in existence and Chambers de Mexico shall have executed the New Maquila Contract.

            (k) Termination of Liens. Buyer shall have received evidence satisfactory to Buyer of the repayment and discharge of all Seller Debt and the release of all Liens encumbering the Acquired Assets other than Permitted Liens, including Pay-Off Letters and copies of such UCC-1 terminations under the Uniform Commercial Code and any other similar applicable regulation of any financing or similar statements filed against any of the Acquired Assets in all applicable jurisdictions or Seller shall otherwise satisfy Buyer that all such Liens are no longer effective.

            (l) Termination of CIT Factoring Agreements. Prior to Closing, Seller have terminated the CIT Factoring Agreements and CIT shall have conveyed to Seller all right, title and interest in and to all accounts and notes receivable and other assets and rights previously conveyed by Seller to CIT under the CIT Factoring Agreements, free and clear of all Liens, and

Buyer shall have received a written confirmation from CIT that it has no right, title or interest in or to any of Seller's accounts receivable or the proceeds thereof and that title thereto is fully vested in Seller.

            (m) Wrangler/Riders Licensed Marks. Either (i) the Seller and Wrangler Apparel Corp. and The H.D. Lee Company, Inc shall have entered into license agreements which extend the term of the licenses and grant other rights sufficient for Seller (and upon assignment thereof, Buyer) to achieve the forecasted sales in the Revised Fiscal 2005, 2006 and 2007 Budgets with respect to the Wrangler/Riders Marks and are otherwise satisfactory to Buyer in all respects, as evidenced by its written consent thereto, or (ii) Buyer and Wrangler Apparel Corp. and The H.D. Lee Company, Inc. shall have entered into license agreements with Wrangler Apparel Corp. and The H.D. Lee Company, Inc for a license term and with rights sufficient for Buyer to achieve the forecasted sales in the Revised Fiscal 2005, 2006 and 2007 Budgets with respect to the Wrangler/Riders Marks and which are otherwise satisfactory to Buyer in all respects.

            (n) Commerce City Phase I. The Commerce City Phase I shall have been performed and a copy of the report constituting the report of the findings of the engineer who conduct the Commerce City Phase I shall been delivered, and be satisfactory to Buyer.

            (o) Sales Tax Compliance Certificates. Buyer shall have received the Sales Tax Compliance Certificates showing no Taxes due from Seller.

            (p) Leased Real Property Matters. Buyer shall have received the Landlord Consents, Estoppel Certificates, and Non-Disturbance Agreements, all of which shall be. satisfactory in form and substance satisfactory to Buyer and the term of the Lease for Commerce City Facilities shall have been extended on terms and conditions and for a period satisfactory to Buyer.

            (q) Financing. Phoenix and Buyer shall have obtained on terms and conditions satisfactory to Phoenix's Board of Directors the financing that Buyer needs in order to consummate the transactions contemplated hereby.

            (r) Opinion Letter. Buyer shall have received from counsel to Seller an opinion in form and substance as set forth in EXHIBIT I attached hereto, addressed to Phoenix and Buyer, and dated as of the Closing Date.

            (s) Discontinuance of Name. Buyer shall have received from Seller fully executed articles of amendment changing Seller's corporate name from "Chambers Belt Company" to another dissimilar name, which articles shall be in a form acceptable for filing with the Arizona Corporation Commission.

            (t) All Proceedings Satisfactory. All actions to be taken by Seller and Stockholders in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be satisfactory in form and substance to Buyer.

      Buyer may waive any condition specified in this Section 6.01 if it executes a writing so stating at or prior to the Closing and delivers such writing to Seller and Stockholders.

      SECTION 6.02 CONDITIONS TO SELLER'S OBLIGATION. Seller's obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver by Seller's Agent of the following conditions:

            (a) Representations and Warranties. The representations and warranties set forth in Article IV above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term "material," or contain terms such as "Material Adverse Effect" or "Material Adverse Change," in which case such representations and warranties (as so written, including the term "material", "Material Adverse Effect" or "Material Adverse Change") shall be true and correct in all respects at and as of the Closing Date.

            (b) Performance of Covenants. Buyer shall have performed and complied with all of its covenants hereunder in all material respects except to the extent that such covenants are qualified by the terms "material" or contain such terms as "Material Adverse Effect" or "Material Adverse Change,", in which case such covenants as so written (including the terms "material" or "Material" shall be performed in all respects) through the Closing.

            (c) No Litigation. No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or Governmental Authority or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect.

            (d) Closing Certificate. Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in Sections 6.02(a) - (c) is satisfied in all respects.

            (e) Governmental Authorizations. Seller shall have received all Governmental Authorizations referred to in Section 3.03(b) and Section 4.03(b) above and Seller shall have been presented evidence thereof with respect to
Section 4.03(b) satisfactory to Seller.

            (f) Ancillary Agreements. Buyer and Phoenix shall have entered into the Ancillary Agreements to which they are parties.

            (g) Opinion Letter. Seller shall have received from counsel to Buyer an opinion in form and substance as set forth in EXHIBIT J attached hereto, addressed to Seller, and dated as of the Closing Date.

            (h) Satisfactory Proceedings. All actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller's Agent.

      Seller's Agent may waive any condition specified in this Section 6.02 if he executes a writing so stating at or prior to the Closing and delivers the writing to Buyer.

                                  ARTICLE VII.
                                   TERMINATION

      SECTION 7.01 TERMINATION OF AGREEMENT.

            (a) This Agreement may be terminated as follows:

                  (i) Buyer and Seller's Agent may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  (ii) Buyer may terminate this Agreement by giving written notice to Seller's Agent at any time prior to the Closing (A) in the event Seller or any Stockholder breaches any representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Seller's Agent of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach or (B) if the Closing shall not have occurred on or before June 18, 2005, by reason of the failure of any condition precedent under Section 6.01 hereof (unless the failure results primarily from Buyer breaching any representation, warranty, or covenant contained in this Agreement);

                  (iii) Seller's Agent may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Seller's Agent has notified Buyer of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach or (B) if the Closing shall not have occurred on or before June 18, 2005, by reason of the failure of any condition precedent under
Section 6.02 hereof (unless the failure results primarily from Seller or any Stockholder breaching any representation, warranty, or covenant contained in this Agreement); and

                  (iv) Buyer or Seller's Agent may terminate this Agreement if the Closing has not occurred on or prior to July 31, 2005 for any reason other than delay or nonperformance of the Party seeking such termination.

      SECTION 7.02 EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 7.01 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach of this Agreement).

                                  ARTICLE VIII
                             POST-CLOSING COVENANTS

      SECTION 8.01 COLLECTION OF ACCOUNTS. If, after the Closing Date, Seller shall receive any payment on any accounts or notes receivables acquired by Buyer hereunder or any rebate or other amounts under agreements with customers, licensors suppliers or others ("REBATES"), it shall, and

Stockholders shall cause Seller to, forward such payment to Buyer within five
(5) business days after receipt thereof, together with any endorsement required so as to permit Buyer to collect such receivables or Rebates. Buyer or its designees shall have full power and authority to collect all receivables and Rebates acquired by Buyer hereunder and to endorse, in the name of Seller, any checks or other instruments of payment received on account of payment of such receivables or Rebates.

      SECTION 8.02 AFTER-ACQUIRED ASSETS. Seller shall, and Stockholders shall cause Seller to, assign, transfer and deliver to Buyer all assets, properties, rights and interests of whatever kind and nature, real and personal, tangible and intangible, included within the definition of Acquired Assets relating to the Business and received, held or acquired by Seller from and after the Closing Date.

      SECTION 8.03 INTELLECTUAL PROPERTY RIGHTS. From and after the Closing Date, Seller shall, and Stockholder shall cause Seller to, cease using the Intellectual Property conveyed by Seller to Buyer at Closing.

      SECTION 8.04 RETURNED INVENTORY. During the first one-hundred eighty (180) days after the Closing, the following subsections shall apply:

            (a) If a customer of the Business returns any item sold by Seller prior to the Closing and takes, or requests that Buyer grant such customer, a credit therefor, then to the extent the return is reserved for in the Closing Working Capital Statement, as adjusted by the Final Working Capital Statement, Buyer shall do so and Buyer shall provide Seller with prompt written notice thereof. In this case, neither Seller nor Stockholders shall have any obligation to Buyer for the amount of any such credit. If the item was returned to Seller rather than to Buyer, Seller shall promptly send such item to Buyer.

            (b) If a customer of the Business returns any item sold by Seller prior to the Closing and takes, or requests that Buyer grant such customer, a credit therefor, then to the extent the return is not reserved for in the Closing Working Capital Statement, as adjusted by the Final Working Capital Statement, Buyer shall provide written notice to Seller (accompanied by the customer's request or demand for a credit). In such event, Buyer may grant such customer a credit and Seller and Stockholders shall, within five (5) days of demand therefor from Buyer (which demand shall be accompanied by the customer's request or demand for a credit) pay to Buyer an amount in immediately available funds equal to the cost of the item credited by Buyer to the customer.

      SECTION 8.05 FURTHER ASSURANCES; COOPERATION AND ASSISTANCE.

            (a) From time to time, at Buyer's reasonable request, Seller will, and Stockholders shall cause Seller to, execute and deliver such other instruments of conveyance and transfer and take such other actions as Buyer may reasonably request in order to (i) perfect and record, if necessary, the sale, assignment, conveyance, transfer, and delivery to Buyer of the Acquired Assets, and (ii) convey, transfer to and vest in Buyer and to put Buyer in possession and operating control of all or any part of the Acquired Assets, including, without limitation, cooperating with and assisting Buyer in the prosecution of any claims and in the collection or reduction to possession of accounts or notes receivable and all the other Acquired Assets. Seller and Stockholders hereby agree that all out-of-pocket expenses incurred in connection with the matters contemplated by this Section 8.05(a) shall be borne by Seller and Stockholders severally on a Pro Rata Share basis.

            (b) Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign any Assigned Contract or any claim, right or benefit arising thereunder or resulting therefrom, if a consent has not been obtained or if an attempted assignment thereof would be ineffective. If any such consent has not been obtained as of the Closing Date, or if an attempted assignment of any such Assigned Contract would be ineffective, (i) Seller shall so advise Buyer prior to Closing and (ii) if Buyer elects to waive the condition that such consent be received prior to Closing and to proceed with Closing, then Seller shall, and Stockholders shall cause Seller to, cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits under such Contract, including enforcement for the benefit of Buyer of any and all rights of Seller against a third party arising out of any breach or cancellation by such third party or otherwise.

            (c) Seller and Stockholders shall continue to cooperate with Buyer's accountants before and after the Closing in connection with all financial reviews and audits relating to the Business (including any certifications) and shall deliver any necessary management representations letters and exercise commercially reasonable efforts to obtain the consent of Seller's accountants to the inclusion of their report on Seller's financial statements which must be filed with Phoenix's registration statements, reports or other filings with the Commission. All out-of-pocket expenses incurred by Seller and Stockholder in connection with the matters contemplated by this Section 8.05(c) shall be borne by Buyer.

      SECTION 8.06 NONDISCLOSURE. From and after the date hereof, except in the Ordinary Course of Business to the extent necessary to continue the Business through the Closing Date so long as it does not have a Material Adverse Effect on the Business, Seller and Stockholders will not use, divulge, furnish or make accessible to anyone any knowledge or information with respect to confidential or secret processes, inventions, discoveries, improvements, formulae, plans, material, devices or ideas or know-how, whether patentable or not, with respect to any proprietary, material non-public, confidential or secret aspects of the Business (including, without limitation, customer lists, supplier, vendor, manufacturer and sourcing lists and pricing and marketing arrangements with customers, licensors or suppliers) and Seller and Stockholders will cooperate reasonably with Buyer in preserving such proprietary, confidential or secret aspects of the Business; provided, however, that nothing herein shall prohibit Seller or a Stockholder from complying with any order or decree of any court of competent jurisdiction or Governmental Authority, but the disclosing Party will give Buyer timely notice of the receipt of any such order or decree.

      SECTION 8.07 NON-COMPETITION.

            (a) Seller agrees that for five (5) years from and after the Closing Date, it shall not, anywhere in the United States, Canada, Mexico or elsewhere in the World where the Business is conducted, directly or indirectly, as a partner, joint venturer, investor, lender, manager, licensor, manufacturer, retailer or otherwise, engage in any business that is the same as, similar to or competitive with the Business, or own stock or otherwise have an interest in or be affiliated with any person, corporation, firm, partnership or other entity engaged in any such business.

            (b) Seller will not, for a period of four (4) years from the Closing
Date: (i) hire or offer to hire (as an employee, independent contractor or otherwise) any of the directors, officers or employees of Phoenix or any of its Subsidiaries, including Buyer, (ii) interfere with, entice away or in any other manner persuade or attempt to have the licensors who have licensed Intellectual Property to Phoenix or any of its Subsidiaries, including Buyer, to discontinue or adversely modify their license relationships with Phoenix or any of its Subsidiaries, including Buyer; (iii) contract, solicit, divert, or attempt to divert from Phoenix or any of its Subsidiaries, including Buyer, any business whatsoever by influencing or attempting to influence any customer of Phoenix or any of its Subsidiaries, including Buyer, or any prospective client or customer with whom Phoenix or any of its Subsidiaries, including Buyer, has engaged in sales discussions; or (iv) contract, solicit, divert, or attempt to divert from Phoenix or any of its Subsidiaries, including Buyer, any supplier, licensor, vendor, manufacturer, sales representative or distributor.

            (c) Seller and Stockholders agree that a violation of Sections 8.06, 8.07(a) or 8.07(b) will cause irreparable injury to Buyer, and Buyer will be entitled, in addition to any other rights and remedies it may have at law or in equity, to apply for an injunction enjoining and restraining Seller from doing or continuing to do any such act and any other violations or threatened violations of Sections 8.06 or 8.07 hereof without the necessity of posting a bond or undertaking.

            (d) Seller and Stockholders acknowledge and agree that the covenants set forth in Sections 8.06 and 8.07 are reasonable and valid in geographical and temporal scope and in all other respects. If any of such covenants are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. In the event that, notwithstanding the first sentence of this Section 8.07(d), any of the provisions of this Section 8.07 relating to the geographic or temporal scope of the covenants contained therein or the nature of the business restricted thereby shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems enforceable, such provision shall be deemed to be replaced herein by the maximum restriction deemed enforceable by such court.

      SECTION 8.08 SECURITIES LAW RESTRICTIONS.

            (a) Until after the Phoenix Closing Shares have been released by the Escrow Agent from escrow under the terms of the Escrow Agreement, Seller agrees not to make any disposition of all or any portion of the Closing Phoenix Shares unless all of the proceeds therefrom are deposited with the Escrow Agent to be held pursuant to the terms of the Escrow Agreement. Further, Seller agrees not to make any disposition of all or any portion of the Phoenix Shares unless and until: (i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or (ii) Seller shall have notified Buyer of the proposed disposition and shall have furnished Buyer with a statement of the circumstances surrounding the proposed disposition and unless waived by Buyer, Seller shall have received an opinion of counsel acceptable to Buyer providing that such disposition will not require registration of such securities under the Securities Act or any other applicable securities laws and the transferee agrees to be bound by the restrictions herein with respect to the Phoenix Shares.

            (b) Seller acknowledges and agrees that the certificates representing the Phoenix Shares shall bear substantially the following legend:

            The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any other applicable securities laws in reliance upon various exemptions therefrom. These shares have been acquired for investment and may not be offered for sale, sold, transferred, or otherwise disposed of, nor will any assignee or transferee thereof be recognized by the Company as having any interest in such shares, in the absence of (i) an effective registration statement with respect to the shares under the Securities Act, or (ii) an opinion of counsel to the effect that the transaction by which such shares will be offered for sale, sold, transferred, or otherwise disposed of, is exempt from or otherwise in compliance with the registration requirements of the Securities Act and any other applicable securities laws. The shares represented by this certificate may not be sold, transferred, or otherwise disposed of, nor will any assignee or transferee thereof be recognized by the Company as having any interest in such shares, unless such sale, transfer or disposition is otherwise in accordance with the terms of an Asset Purchase Agreement dated April 18, 2005 among the Company and certain others and a Registration Rights Agreement, dated as of April 18, 2005 among the Company and certain others.

      SECTION 8.09 OPERATIONS DURING CONTINGENT EARN-OUT PERIODS.

            (a) During the Contingent Earn-Out Periods, Buyer shall: (i) operate the Business to the extent consistent with orders received from its customers,
(ii) maintain in full force and effect policies of insurance with respect to the Business and the assets used in such business; and (iii) make expenditures in connection with the Business in conformity with the Revised Fiscal 2005, 2006 and 2007 Budgets to the extent the revenues for the Business are consistent with those set forth in such budgets. Subject to the foregoing, Seller and the Stockholders specifically agree that from and after the Closing, Buyer may operate the Business as Buyer shall determine in its sole discretion and shall be entitled to change the business plans and practices of the Business as Buyer determines in its sole discretion. Accordingly, Seller and Stockholders further acknowledge and agree that Seller's right to receive the Contingent Additional Consideration does not create in Seller or Stockholders any right to control or direct the management of the Business following the Closing. Seller and Stockholders acknowledge and agree that, so long as Buyer observes Section 8.09(a) and (c), neither Seller nor the Stockholders will have any claim or legal rights or remedies against Phoenix or Buyer, and neither Phoenix nor Buyer will have any Liabilities with respect to the amount of the Additional Contingent Consideration that is determined to be due and payable under this Agreement (except for claims that such determination is not made in accordance with Section 2.05 of this Agreement), regardless of the basis or legal theory therefor. Seller's claims with respect to Section 8.09(c) shall be limited to specific performance and equitable relief under Section 8.09(c).

            (b) If Buyer breaches its obligations under Section 8.09(a), then the sole and exclusive remedy of Seller and Stockholders for such breach shall be for Seller's Agent to provide Buyer with written notice thereof (which notice shall set forth in reasonable detail the nature of the breach) within one hundred twenty (120) days after such breach or if earlier the last day of the Second Contingent Earn-Out Period and if Buyer fails to cure such breach within thirty (30) days after receipt of such written notice, then for purposes of determining the Net Contribution of the Business for the remaining Contingent Earn-Out Periods, there shall be added to the Net Contributions the additional operating earnings to the extent that the breach caused the Business not to recognize operating earnings during such Contingent Earn-Out Period.

            (c) Buyer and Phoenix shall keep complete and accurate books and records that are sufficient to determine the amounts payable as Contingent Additional Consideration and Buyer's and Phoenix's compliance with the terms and conditions of this Agreement. Buyer and Phoenix shall maintain such books and records through the Second Contingent Earn-Out Period and for three (3) years thereafter. Seller's Agent and his Representatives shall have the right, at Seller's expense, to inspect and audit Buyer's and Phoenix's books and records for the purpose of verifying that Buyer and Phoenix have complied with the terms and conditions of this Agreement including the amounts due hereunder. Such audits will be made not more than quarterly, on not less than fifteen (15) days prior written notice to Buyer and Phoenix, during regular business hours.

                                   ARTICLE IX
                            SURVIVAL; INDEMNIFICATION

      SECTION 9.01 EXPIRATION OF REPRESENTATIONS AND WARRANTIES. The representations and warranties in this Agreement (other than the representations and warranties contained in Sections 3.01, 3.02, 3.03, 3.04, 3.05(a), 3.06, 3.11
and 3.31) shall survive the Closing until the last day of the 18th month after the Closing Date, at which time they shall terminate; provided that (i) the representations and warranties contained in Sections 3.01, 3.02, 3.03, 3.04, 3.05(a), 3.06, and 3.31 shall survive the Closing indefinitely and (ii) the representations and warranties contained in Section 3.11 shall survive the Closing until ninety (90) days after the expiration of the statute of limitations with respect to which claims can be made by third parties with respect to the matters set forth therein. Notwithstanding the foregoing if prior to the stated expiration of any representation and warranty there shall have been given notice of indemnification claim by a Person, such Person shall continue to have the right to such indemnification with respect to such noticed claim notwithstanding such expiration.

      SECTION 9.02 INDEMNIFICATION BY SELLER AND STOCKHOLDERS.

            (a) From and after the Closing Date, Seller shall indemnify, save and hold harmless Phoenix and Buyer, and their respective directors, officers and stockholder and Representatives of any of them (collectively, "BUYER INDEMNITEES") from and against any and all Losses asserted against, resulting to, imposed on, sustained, incurred or suffered by any of them (except to the extent included in the Assumed Liabilities) based upon, arising out of, related to or otherwise in respect of any of the following:

                  (i)   subject to the limitations set forth in Section 9.06,
(A) the inaccuracy in or breach of any representation or warranty of Seller or any Stockholder (or any allegation by any third party which if true would constitute such a breach) contained in this Agreement or any certificate delivered by Seller in connection with this Agreement, and (B) any action, suit or proceeding based upon, arising out of, related to or otherwise in respect of any thereof;

                  (ii) subject to the limitations set forth in Section 9.06 with respect only to a breach of Section 5.08 to the extent based on the inaccuracy or breach of any representations or warranties of Seller, (A) any failure to perform or observe or any breach of any covenant or agreement made by Seller or any Stockholder or any of their respective Affiliates in or pursuant to this Agreement or any Ancillary Agreement (other than the Employment Agreements and the Non-Competition Agreements) and (B) any action, suit or proceeding based upon, arising out of, related to or otherwise in respect of any thereof;

                  (iii) (A) any failure by Seller to pay, perform or discharge when due any Liability of Seller not constituting Assumed Liabilities and (B) any action, suit or proceeding based upon, arising out of, related to or otherwise in respect of any thereof; or

                  (iv) Taxes assessed on, or expenses attributable to, any of the Leases included in the Assigned Contracts for the period prior to the Closing Date (such that Seller shall have borne all real property Taxes and all expenses attributable thereto allocable to the period prior to the Closing
Date), in each case net of any amount previously paid under Section 2.03(c).

            (b) Subject only to the limitations set forth in Section 9.06(b) and
(c), from and after the Closing Date each Stockholder shall indemnify, save and hold harmless the Buyer Indemnitees from and against any and all Losses asserted against, resulting to, imposed on, sustained, incurred or suffered by any of them based upon, arising out of, related to or otherwise in respect of the inaccuracy in or breach of any representation or warranty of such Stockholder contained in the first paragraph of Article III and any action, suit or proceeding based upon, arising out of, related to or otherwise in respect of any breach of any such representation or warranty of such Stockholder. From and after the Closing Date, each Stockholder severally agrees on a Pro Rata Share basis amongst themselves to indemnify, save and hold harmless the Buyer Indemnitees from and against any and all Losses asserted against, resulting to, imposed on, sustained, incurred or suffered by any them based upon, arising out of, related to or otherwise in respect of any of the following:

                  (i) subject to the limitations set forth in Section 9.06, (A) the inaccuracy in or breach of any representation or warranty of Seller contained in this Agreement (or any allegation by any third party which if true would constitute such a breach) or any certificate delivered by Seller in connection with this Agreement, and (B) any action, suit or proceeding based upon, arising out of, related to or otherwise in respect of any thereof;

                  (ii) subject to the limitations set forth in Section 9.06 solely with respect to any breach of Section 5.08 based on the inaccuracy or breach of any representations or warranties of Seller, (A) any failure to perform or observe or breach any covenant or agreement made by Seller or any Stockholder or any of their respective Affiliates in or pursuant to this Agreement or any Ancillary Agreement (other than the Employment Agreements and the Non-Competition Agreements) and (B) any action, suit or proceeding based upon, arising out of, related to or otherwise in respect of any thereof;

                  (iii) (A) any failure by Seller to pay, perform or discharge when due any Liability of Seller not constituting Assumed Liabilities and (B) any action, suit or proceeding based upon, arising out of, related to or otherwise in respect of any thereof; or

                  (iv) Taxes assessed on, or expenses attributable to, any of the Leases included in the Assigned Contracts for the period prior to the Closing Date (such that Seller shall have borne all real property Taxes and all expenses attributable thereto allocable to the period prior to the Closing
Date), in each case net of any amount previously paid under Section 2.03(c).

            (c) Without limiting the generality of the foregoing, from and after the Closing and subject to the limitations set forth in Section 9.06(b) and (c), Seller and, on a several basis amongst themselves based on their respective Pro Rata Shares, the Stockholders agree to indemnify and hold harmless Buyer Indemnitees from and against all Losses asserted against, resulting to, imposed on, sustained, incurred or suffered by any of Buyer Indemnitees, directly or indirectly (except to the extent included in the Assumed Liabilities), by reason of or resulting from (i) any Liability of Buyer Indemnitees arising from the non-compliance with any applicable bulk transfer laws or Article 6 of the Uniform Commercial Code, (ii) any claim relating to any failure to comply with Environmental, Health and Safety Requirements, or pollution or threat to human health or the environment that is related in any way to the management, use, control, ownership or operation of the Business, including all on-site and off-site activities, and that occurred, existed, arises out of conditions or circumstances that occurred or existed, or was caused, on or before the Closing Date, regardless of whether learned or disclosed to Buyer, (iii) any and all Liabilities relating to employment of persons by Seller or for wages, salary, bonuses, commissions, fees, vacation or sick pay and payroll overheads except for wages of any Transferred Employees for the last pay period immediately prior to Closing to the extent accrued for and disclosed in the Closing Working Capital Statement, (iv) any and all Taxes of Seller for all taxable periods, whether before, on or after the Closing Date (except to the extent allocated to Buyer with respect to the Leased Real Property or the Leases pursuant to Sections 2.03(c) of this Agreement), (v) any and all Liability relating to any Benefit and Compensation Plans sponsored, maintained or contributed to or required to be contributed to by Seller, (vi) any conflict, violation, breach or default by Seller described in Section 3.03(a) or 3.03(b) and (vii) any unauthorized use, misappropriation, dilution or infringement of any trademarks by Seller at any time.

            (d) The liquidation or dissolution of Seller shall not terminate or adversely modify or affect the rights of Buyer against any Stockholder under this Agreement, including pursuant to this Article IX. Notwithstanding anything herein to the contrary, it shall be a condition to the dissolution of Seller, that the Stockholders (i) jointly and severally assume Seller's liability under this Article IX to the extent of the Phoenix Closing Shares and other assets held by the Escrow Agent and (ii) severally on a Pro Rata Share basis amongst themselves with respect to all other assets (including the Phoenix Closing Shares and other assets held by the Escrow Agent following their release by Escrow Agent), in each case limited to the extent such assets or rights thereto are distributed by Seller to the Stockholders. Subject to the aggregate dollar limitations in Section 9.06, the obligations of Seller, on the one hand, and the obligations of the Stockholders, on the other hand, as set forth herein are independent of one another and Buyer shall not be limited as to which Party it may pursue for any obligations of Seller and Stockholders hereunder.

      SECTION 9.03 INDEMNIFICATION BY BUYER. From and after the Closing, Buyer shall indemnify, save and hold harmless Seller and its officers, directors and stockholders and Representatives of any of them (collectively, "SELLER INDEMNITEES") from and against any and all Losses asserted against, resulting to, imposed on, sustained, incurred or suffered by any them based upon, arising out of, related to or otherwise in respect of any of the following:

            (a) (A) subject to the limitations set forth in Section 9.07, any inaccuracy or breach of any representation or warranty by Buyer contained in this Agreement or any certificate delivered by Buyer in connection with this Agreement and (B) any action, suit or proceeding based upon, arising out of, related to or otherwise in respect of any thereof;

            (b) subject to the limitations set forth in Section 9.07 solely with respect to any breach of Section 5.08 based on the inaccuracy or breach of any representations or warranties of Buyer, any failure to perform or observe or any breach of any covenant or agreement made by Buyer in or pursuant to this Agreement (excluding, however, Section 8.09) or by Buyer or Phoenix in any Ancillary Agreement, including but not limited to any Liability of Seller under the WARN Act, but solely to the extent caused by Buyer's breach of Section 5.05, and (B) any action, suit or proceeding based upon, arising out of, related to or otherwise in respect of any thereof;

            (c) (A) any failure to pay, perform or discharge when due any of the Assumed Liabilities (for avoidance of doubt, except for Losses to the extent attributable to a breach by Seller of any Assigned Contract prior to Closing) and (B) any action, suit or proceeding based upon, arising out of, related to or otherwise in respect of any thereof; or

            (d) Taxes assessed on, or expenses attributable to, any of the Leases included in the Assigned Contracts for the period after the Closing Date (such that Buyer shall have borne all real property Taxes and all expenses attributable thereto allocable to the period after the Closing Date), in each case net of any amount previously paid under Section 2.03(c).

      SECTION 9.04 NOTICE OF CLAIMS. Except as provided in Section 9.05, if any Buyer Indemnitee or Seller Indemnitee (an "INDEMNIFIED PARTY") believes that it has suffered or incurred any Losses for which it is entitled to indemnification under this Article IX, such Indemnified Party shall so notify the Party from whom indemnification is being claimed (the "INDEMNIFYING PARTY") with reasonable promptness and reasonable particularity in light of the circumstances then existing. If any claim is instituted by or against a third party with respect to which any Indemnified Party intends to claim indemnification under this Article IX, such Indemnified Party shall promptly notify the Indemnifying Party of such claim. The notice provided by the Indemnified Party to the Indemnifying Party shall describe the claim (the "ASSERTED LIABILITY") in reasonable detail and shall indicate the amount (or an estimate) of the Losses that have been or may be suffered by the Indemnified Party. The failure of an Indemnified Party to give any notice required by this
Section 9.04 shall not affect any of the Indemnified Party's rights under this
Article IX or otherwise except and to the extent that such failure is prejudicial to the rights or obligations of the Indemnifying Party.

      SECTION 9.05 OPPORTUNITY TO DEFEND THIRD PARTY CLAIMS.

            (a) Any Indemnifying Party will have the right to defend the Indemnified Party against any third party claim for which it is entitled to indemnification from such Indemnifying Party under this Article IX with counsel reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Parties notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the third party claim that all of the Indemnifying Parties will indemnify the Indemnified Party from and against the entirety of Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the third party claim, subject, however, to the limitations set forth in Section 9.06(b) and (c) ,(ii) the Indemnifying Parties provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Parties will have the financial resources to defend against the third party claim and fulfill their indemnification obligations hereunder, (iii) the third party claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the third party claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Parties diligently conducts the defense of the third party claim.

            (b) Notwithstanding the foregoing, the Indemnifying Parties shall not settle or compromise any third party claim or consent to the entry of a judgment in connection therewith that: (i) does not provide for the claimant to give an unconditional release to the Indemnified Party in respect of the Asserted Liability; (ii) involves relief other than monetary damages; (iii) places restrictions or conditions on the operation of the business of the Indemnified Party or any of its Affiliates; or (iv) involves any finding or admission of liability or of any Legal Requirements.

            (c) So long as the Indemnifying Party has undertaken to conduct the defense of the third party claim in accordance with Section 9.05(a), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the third party claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the third party claim without the prior written consent of the Indemnifying Party, and (iii) the Indemnifying Party shall keep the Indemnified Party informed as to the status of the claim for which it is providing a defense. Notwithstanding the foregoing or Section 9.05(a), in the event that (w) any of the conditions in Section 9.05(a)(i) is or becomes unsatisfied or; (x) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to defend such action within thirty (30) days after the Indemnifying Party received notice of the Asserted Liability; (y) the Indemnified Party shall have reasonably concluded, based upon written advice of counsel, that it has defenses available to it that are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party with respect to such different defenses); or
(z) representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding, then the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the third party claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith) and, the Indemnifying Parties will be responsible for the Indemnified Party's costs of defending against the third party claim (including reasonable attorneys' fees and expenses), and the Indemnifying Parties will remain responsible for the entirety of the Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the third party claim, subject, however, to the limitations set forth in Section 9.06(b) and (c).

      SECTION 9.06 LIMITATION OF LIABILITY OF SELLER AND STOCKHOLDERS.

            (a) Seller and Stockholders shall not be obligated to provide any indemnification under Sections 9.02(a)(i) and (ii) and 9.02(b) (i) and (ii) with respect to any inaccuracy or breach of Seller's representations and warranties except to the extent the aggregate amount the Losses for which indemnification otherwise be due thereunder with respect thereto exceeds the sum of $200,000, provided that in the event that the amount of such Losses incurred by Buyer Indemnitees exceeds $200,000, then Seller and Stockholders shall be obligated to provide such indemnification from the first dollar of the Losses of the Buyer Indemnitees; provided, further, that in the case of any indemnification under Sections 9.02(a)(i) or (ii) and 9.02(b)(i) or (ii) based on any inaccuracy or breach of Seller's representations or warranties under Sections 3.01, 3.02, 3.03, 3.04, 3.05(a), 3.06, 3.11 and 3.31, respectively, the indemnification obligation of Seller and Stockholders shall not be subject to $200,000 threshold and shall instead begin with the first dollar of Losses incurred by the Buyer Indemnitees. Notwithstanding anything herein to the contrary, in no event shall Seller and Stockholders be obligated to make indemnification payments under Sections 9.02(a)(i) and (ii) and 9.02(b)(i) and (b)(ii) solely with respect to the inaccuracy or breach of Seller's representations and warranties if such payments would exceed $4,000,000 in the aggregate other than for indemnification claims based, arising out of, related to or otherwise in respect of the inaccuracy or breach of any representations or warranties contained in Sections 3.01, 3.02, 3.03, 3.04, 3.05(a), 3.06, 3.11 and 3.31, as to which Seller's and
Stockholders' obligations to make indemnification payments shall not exceed the Purchase Price.

            (b) In no event shall (i) the maximum aggregate liability of Seller to Buyer under this Agreement exceed the Purchase Price, (ii) the maximum aggregate liability of Stockholders to Buyer under this Agreement exceed the Purchase Price (and the maximum liability of each Stockholder shall be such Stockholder's Pro Rata Share of such amount), and (iii) the aggregate liability of Seller and the Stockholders under (i) and (ii) exceed the Purchase

Price. The second sentence of Section 9.09 shall not apply solely for purposes of determining the limitation under this Section 9.06.

            (c) Notwithstanding anything herein or elsewhere to the contrary, the limitations in this Section 9.06 shall not apply respect to claims involving intentional misrepresentation, fraud, or willful misconduct by Seller or any Stockholder, including any indemnification by Stockholder of any intentional misrepresentations, fraud or willful misconduct by Seller.

      SECTION 9.07 LIMITATION OF LIABILITY OF BUYER.

            (a) Buyer shall not be obligated to provide any indemnification under Section 9.03(a) and (b) with respect to Buyer's representations and warranties except to the extent the aggregate amount of the Losses for which indemnification would otherwise be due thereunder exceeds the sum of $200,000, after which Buyer shall be obligated to provide such indemnification from the first dollar of the Losses; provided, further, that in the case of any indemnification claim based on, arising out of, related to or otherwise in respect of any inaccuracy or a breach of any representation or warranty under Sections 4.01, 4.02 and 4.05, respectively, Buyer's indemnification obligation shall not be subject to the $200,000 threshold and shall instead begin with the first dollar of Loss. Notwithstanding anything herein to the contrary, in no event shall the aggregate liability of Buyer under this Agreement exceed $2,000,000, excluding, however, any payments of the Purchase Price and Contingent Additional Consideration pursuant to Section 2.05 above, if any, and all Liability for the Assumed Liabilities.

            (b) The limitations in this Section 9.07 shall not apply respect to claims involving intentional misrepresentation, fraud, or willful misconduct by Buyer.

      SECTION 9.08 RIGHT OF SET-OFF.

            (a) Each of Seller and Stockholders agree and acknowledge that Buyer shall have the right in accordance with the terms of this Section 9.08, but not the obligation, to set-off against all or any portion of the Contingent Additional Consideration payable pursuant to Section 2.05 and against any payments due under a Stockholder's Non-Competition Agreement any Losses claimed by a Buyer Indemnitee pursuant to this Article IX or any damages or payment obligations based upon, arising out of, related to or otherwise in respect of this Agreement or any of the Ancillary Agreements (other than the Employment Agreements and the Non-Competition Agreements except that a set-off shall be available with respect to any breach thereof).

            (b) If a Buyer Indemnitee has previously delivered one or more notices of claims to indemnification in accordance with Section 9.04 of this Agreement or notice of a claim payment hereunder or under any of the Ancillary Agreements (other than the Employment Agreements and the Non-Competition Agreements except that a set-off shall be available with respect to any breach thereof) prior to the time that any Contingent

Additional Consideration is due from Buyer, Buyer may give written notice to Seller of its election to exercise its set-off rights under this Section 9.08, which notice shall include a calculation of the set-off-amount. With respect to unresolved claims, Buyer shall be entitled to withhold from any Contingent Additional Consideration then due and owing an amount equal to the amount of the Losses set forth in the indemnification notice for the unresolved claims set forth therein and in any other case the amount determined by Buyer to be a reasonable damage amount for such claim for purposes of determining the set-off amount. Any portion of the Contingent Additional Consideration that is withheld on the basis of an unresolved claim shall become due and payable with fifteen
(15) business days after the claim has been fully and finally resolved by a binding agreement among the Parties or a final, non-appealable decision of a court of competent jurisdiction. The procedures for set-off under the Non-Competition Agreements shall be as set forth therein.

      SECTION 9.09 INDEMNITY PAYMENTS, ETC. Indemnity payments shall be due upon demand. Interest shall accrue on any indemnity payments from the date of demand until paid in full at the Applicable Rate. Any indemnification payment made pursuant to this Article IX shall be treated, to the extent permitted or required by law, by all Parties as an adjustment to the Purchase Price.

      SECTION 9.10 ESCROW. The Closing Phoenix Shares shall be retained by the Escrow Agent in accordance with the terms of the Escrow Agreement, and the Closing Phoenix Shares shall secure Seller's indemnification obligations under
Section 9.02 and or any damages or payment obligations based upon, arising out of, related to or otherwise in respect of this Agreement or any of the Ancillary Agreements (other than the Employment Agreements and the Non-Competition Agreements). After the Closing, the Phoenix Closing Shares shall be released from escrow to Seller and Buyer in accordance with the terms of the Escrow Agreement.

      SECTION 9.11 EXCLUSIVITY. From and after the Closing, any claim or cause of action (whether such claim sounds in tort, contract or otherwise and including statutory rights and remedies) based upon, relating to or arising out of the representations and warranties in this Agreement must be brought by a party in accordance with the provisions and applicable limitations of this
Article IX, which in the absence of intentional misrepresentation, fraud or willful misconduct, shall constitute the sole and exclusive remedy with respect to such representations and warranties for all Parties, their affiliates, successors and assigns and all Persons who may claim any rights through them, for any such claim or cause of action This Section 9.11 and the other limitations of this Article IX shall not apply to any claims based on intentional misrepresentation, fraud or willful misconduct by a Party.

                                    ARTICLE X
                                  MISCELLANEOUS

      SECTION 10.01 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

      SECTION 10.02 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

      SECTION 10.03 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) together with a Confidentiality Agreement executed concurrently herewith constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

      SECTION 10.04 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may assign any or all of its rights and interests hereunder to anyone who purchases substantially all of the Business after the date hereof or to any corporation controlling, controlled by, or under common control with Phoenix, or who provides financing to Buyer and/or Phoenix and the covenants and provisions of this Agreement shall continue and inure to the benefit of such assignees. Neither Seller nor Stockholders may assign any of its or their rights or obligations under this Agreement; provided however, that upon the final liquidation and dissolution of Seller (as evidenced by documentation delivered to Buyer and Phoenix), Seller shall be permitted to assign its rights and obligations under this Agreement and the Registration Rights Agreement to Stockholders, subject to all liabilities and obligations of Seller to Buyer and Phoenix pursuant to documentation delivered to and satisfactory to Buyer and Phoenix; but such assignment shall not modify, reduce, or release any obligation of Seller or Stockholders under this Agreement (and any documents or instruments delivered hereunder) or the Registration Rights Agreement, all of which shall remain in full force and effect and enforceable against Stockholders, notwithstanding the liquidation and dissolution of Seller and the assignment to the Stockholders.

      SECTION 10.05 COUNTERPARTS. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      SECTION 10.06 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      SECTION 10.07 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid),
(iii) one (1) business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

                  If to Seller:

                  Chambers Belt Company
                  3230 East Broadway
                  Suite A-200
                  Phoenix, Arizona 85040
                  Attention: Charles Stewart, President

                  With Copy to:

                  Osborn Maledon, P.A.
                  The Phoenix Plaza
                  2929 North Central Avenue
                  Twenty-First Floor
                  Phoenix, AZ 85012-2794
                  Attention: Thomas H. Curzon, Esq.

                  If to Stockholders, to the addresses set forth on EXHIBIT L.

                  If to Buyer:

                  Chambers Delaware Acquisition Company
                  c/o Phoenix Footwear Group, Inc.
                  5759 Fleet Street, Suite 220
                  Carlsbad, California  92008
                  Attention: James Riedman, Chairman of the Board

                  With a copy to:

                  Woods Oviatt Gilman LLP
                  700 Crossroads Building
                  2 State Street
                  Rochester, New York  14614
                  Attn: Gordon E. Forth, Esq.

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

      SECTION 10.08 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

      SECTION 10.09 AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

      SECTION 10.10 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      SECTION 10.11 EXPENSES. Each Party will bear his, her, or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. Without limiting the generality of the foregoing, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

      SECTION 10.12 CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

      SECTION 10.13 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

      SECTION 10.14 SPECIFIC PERFORMANCE. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, the Parties acknowledge that the business of Seller is unique and recognize and affirm that in the event Seller and/or Stockholders breach this Agreement, money damages would be inadequate and Buyer would have no adequate remedy at law, so that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties' obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

      SECTION 10.15 SUBMISSION TO JURISDICTION. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of Delaware, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

      SECTION 10.16.SELLERS' AGENT. Sellers' Agent shall act for and on behalf of Seller and Stockholders to make all decisions, determinations and agreements with respect to the Final Working Capital Statement, the Contingent Additional Consideration and any post-closing payments provided for under Article II, and to make claims for indemnification on behalf of the Seller and Stockholders or to accept responsibility for claims for indemnification made against Seller and Stockholders pursuant to this Agreement, to release Closing Phoenix Shares or other assets held in escrow pursuant to the Escrow Agreement, to give and receive notices and communications on behalf of Seller and Stockholders as set forth in this Agreement, to waive conditions to Closing and to terminate this Agreement and to otherwise take all actions necessary or appropriate in the judgment of Sellers' Agent for the accomplishment of the foregoing. No bond shall be required of the Sellers' Agent. Notices or communications to or from Sellers' Agent shall constitute notice to or from each of Seller and each Stockholder. Sellers' Agent shall not be liable to Seller or Stockholders for any act done or omitted hereunder as Sellers' Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Seller and Stockholders shall severally indemnify Sellers' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Sellers' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder. A decision, act, consent or instruction of the Sellers' Agent shall constitute a decision of Seller and all Stockholders and shall be final, binding and conclusive upon Seller and each Stockholders, and Buyer and Phoenix may rely upon any decision, act, consent or instruction of Seller's Agent as being the decision, act, consent or instruction of each and every such Seller. Sellers' Agent shall have the right to assign his rights, powers and obligations hereunder to such other Person as shall be acceptable to Seller and all Stockholders. Buyer is hereby relieved from any liability to any person for any acts done by it in accordance with such decision, act, consent or instruction of Sellers' Agent.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

                                      CHAMBERS BELT COMPANY

                                      By:  /s/ Charles Stewart
                                          --------------------------------------
                                      Name: Charles Stewart
                                      Title: President

                                      CHAMBERS DELAWARE ACQUISITION COMPANY

                                      By:  /s/ James R. Riedman
                                          --------------------------------------
                                      Name: James R. Riedman
                                      Title: Chairman

                                       /s/ Charles Stewart
                                      ------------------------------------------
                                      Charles Stewart

                                       /s/ Gary Edman
                                      ------------------------------------------
                                      Gary Edman

                                       /s/ Kelly Green
                                      ------------------------------------------
                                      Kelly Green

                                       /s/ Scott Robinson
                                      ------------------------------------------
                                      Scott Robinson

                                       /s/ Dave Matheson
                                      ------------------------------------------
                                      Dave Matheson

                                       /s/ Scott Adelson
                                      ------------------------------------------
                                      Scott Adelson